Exhibit 10.39(a)

NET LEASE

Dated as of December 19, 1997
between

OVERTIME PROPERTIES LLC, Landlord,

and

TECHNICAL CAREER INSTITUTES, INC., Tenant,

relating to

320 West 31st Street
New York, New York
Block 754, Lot 51

(An Index of Defined Terms is annexed to this Lease.)

TABLE OF CONTENTS

Page No.

1.	Article 1 - Demised Premises	1
2.	Article 2 - Fixed Net Annual Rent and Additional Rent	2
3.	Article 3 - Taxes, Assessments and Utility Charges	4
4.	Article 4 - Subordination	8
5.	Article 5 - Use of the Premises	10
6.	Article 6 - No Representations by the Landlord	10
7.	Article 7 - The Landlord Not Liable For Failure of Water Supply, Etc.	11
8.	Article 8 - The Tenant to Repair	11
9.	Article 9 - The Tenant to Comply with Laws	12
10.	Article 10 - Net Lease: Non-Terminability	13
11.	Article 11 - Insurance	13
12.	Article 12 - Fire or Casualty	17
13.	Article 13 - The Landlord May Cure Defaults	20
14.	Article 14 - Bankruptcy, Insolvency, Reorganization, Dissolution or Liquidation of the Tenant	20
15.	Article 15 - Default Clauses	22
16.	Article 16 - The Landlord's Remedies	24
17.	Article 17 - The Tenant to Indemnify the Landlord	26
18.	Article 18 - Mechanics' Liens	27
19.	Article 19 - Condemnation	28

Page No.

20. Article 20 - Arbitration 30

21. Article 21 - Shoring 32

22. Article 22 - Waiver of Redemption 32

23. Article 23 - Vaults 32

24. Article 24 - Covenant of Quiet Enjoyment 33

25. Article 25 - Contingent Assignment of Subleases 33

26. Article 26 - Waiver of Jury Trial 34

27. Article 27 - Assignment and Subletting 34

28. Article 28 - No right to Mortgage Lease 38

29. Article 29 - Tenant's Financial and Regulatory Information 38

30. Article 30 - Capital Expenditures 39

31. Article 31 - Waivers and Surrenders to be in Writing 40

32. Article 32 - Rights Cumulative 41

33. Article 33 - Removal of Personal Property; Holdover 41

34. Article 34 - Sale or Conveyance of Premises and Limits of Liability of the Landlord 42

35. Article 35 - Alterations 42

36. Article 36 - The Tenant to Furnish Statement 45

37. Article 37 - Access to Leased Premises 45

38. Article 38 - Surrender at End of Term 47

39. Article 39 - Covenants Binding on Successors and Assigns 47

40. Article 40 - Consents 47

41. Article 41 - Entire Agreement 48

42. Article 42 - Definitions Herein 48

43. Article 43 - Notices 50

44. Article 44 - Early Termination Option 50

45. Article 45 - Security Deposit 50

46. Article 46 - Intentionally omitted 53

47. Article 47 - No Broker 53

48. Article 48 - Intentionally omitted 53

49. Article 49 - Force Majeure 53

50. Article 50 - Environmental Matters 54

51. Article 51 - Miscellaneous 56

INDICES

A. Index of Defined Terms I-1

SCHEDULES

1. Schedule "A" - Description of Real Property S-1

2. Schedule "B" - Permitted Encumbrances S-2

(An Index of Defined Terms is annexed to this Lease.)

THIS AGREEMENT OF LEASE (the "Lease") dated as of December 19, 1997, made by and between: **OVERTIME PROPERTIES LLC**, a New York Limited Liability Company with its principal office at c/o Charand Associates LLC, 252 West 29th Street, Suite 400, New York, New York 10001 (the "Landlord"), and **TECHNICAL CAREER INSTITUTES, INC.**, a New York corporation with an address at 320 West 31st Street, New York, New York 10001 (the "Tenant").

WITNESSETH

ARTICLE 1 - DEMISED PREMISES

1.1 That the Landlord, in consideration of the rents hereinafter reserved and of the covenants, agreements and conditions herein contained on the part of the Tenant to be paid, observed and fulfilled, does demise and hereby leases to the Tenant, and the Tenant hereby hires from the Landlord, the land situated in the County, City and State of New York, located at 320 West 31st Street and more particularly described in Schedule A, annexed hereto and forming part of this Lease (the "Land"), together with the building (the "Building") and other Improvements (as defined in § 42.2 below) now or hereafter located thereon, but reserving therefrom the area of the roof of the building, and access thereto during normal business hours (except in an emergency when access shall be unrestricted), which Landlord may rent to others for purposes other than the display of billboards.

The Land, the Building and the Improvements described in the preceding paragraph are herein collectively referred to sometimes as the "Demised Premises" or the "Leased Premises".

Subject, however, to the following:

A. Any state of facts an inspection may show, including a detailed environmental examination and audit of the Demised Premises.

B. All present and future zoning ordinances, laws and regulations of the City of New York and all present and future ordinances, laws, regulations and orders of all boards, bureaus, commissions and bodies of any Municipal, County, State or Federal Governments now or hereafter having, claiming or acquiring jurisdiction of the Leased Premises and of the use and improvement thereof.

C. The condition and state of repair of the Leased Premises as the same may be on the day of the commencement of the Term of this Lease, including all deterioration, injury, loss, damage or destruction which may have occurred prior to such date and any encroachments existing at the date of such commencement.

D. The revocable nature of the right, if any, to maintain vaults, conduits, pipes, vault space, areas or signs beyond the building lines.

E. The covenants, restrictions, easements, agreements, conditions and matters referred to in Schedule "B" annexed hereto and forming part of this Lease ("Permitted Encumbrances").

F. Any state of facts an accurate survey would show.

TO HAVE AND TO HOLD the Leased Premises and the Improvements unto the Tenant, its successors and assigns, for and during the term (herein called the "Term") as follows:

The "Term" of approximately six years shall commence as of the date hereof and shall end unless sooner terminated pursuant to the terms of this Lease at midnight on December 31, 2003 (the "Expiration Date"). As provided in Section 42.1 hereof, as used herein the expression "the Term of this Lease," "Term" or the like shall be deemed to be the period specified in this Article 1.

IT IS HEREBY MUTUALLY COVENANTED AND AGREED between the Landlord and the Tenant as set forth in the following Articles of this Lease.

ARTICLE 2 - FIXED NET ANNUAL RENT AND ADDITIONAL RENT

2.1 (a) The Tenant covenants and agrees to pay to the Landlord as the fixed net annual rentals for the Leased Premises (herein called the "Fixed Net Rent") for and during the Term:

(i) From the commencement of the Term through December 31, 1998:

(A) If the Term shall commence on a day other than the first day of a calendar month, $100,065.58 per month for such partial month (which amount shall be pro-rated for such partial month):

(B) $140,065.58 per month for the first five full calendar months;

and

(C) $100,065.58 per month thereafter until December, 1998;

(ii) From January 1, 1999 through December 31, 1999, $1,200,787 per annum (payable $100,065.58 per month);

(iii) From January 1, 2000 through December 31, 2000, $1,227,907 per annum (payable $102,325.58 per month);

(iv) From January 1, 2001 through December 31, 2001, $1,410,782 per annum (payable $117,565.17 per month);

(v) From January 1, 2002 through December 31, 2002, $1,438,998 per annum (payable $119,916.50 per month); and

(vi) From January 1, 2003 through December 31, 2003, $1,467,778 per annum (payable $122,314.83 per month).

2.2 Such annual Fixed Net Rent shall be paid by the Tenant to the Landlord in equal monthly installments (except as set forth in 2.1(a) above), without set off, counterclaim, abatement or deduction of any kind whatsoever (except as expressly provided in Section 12.5 of this Lease), in advance, on the 1st day of each and every calendar month at the office of the Landlord mentioned above (or such other address designated by the Landlord from time to time), in cash or by the Tenant's check to the Landlord drawn on a bank which is a member of the New York Clearing House Association. Tenant may, at its option, make payments hereunder by wire transfer to Landlord's account in accordance with the following wiring instructions, which instructions Landlord may change upon written notice toTenant:

Citibank NA
ABA 021 0000 89
For credit to: Overtime Properties LLC
Account Number 467 88 665

It is the intention hereof that (except as expressly provided in Article 45 of this Lease) such Fixed Net Rent shall be absolutely and in all events "net" to the Landlord. The Landlord shall provide absolutely no services under or with respect to this Lease. If any installment or installments of Fixed Net Rent or additional rent shall not be paid within ten (10) days following the date on which the same shall be due and payable pursuant to this Lease, in addition to, and without waiving or releasing, any other rights and remedies of the Landlord, the Tenant shall pay to the Landlord Interest on such overdue amount from the date on which the same shall be due to the date of payment of the installment on the amount of each such installment or installments, as liquidated damages for Tenant's failure to make prompt payment, and the same may be collected on demand as additional rent.

2.3 All sums, charges, costs and expenses which the Tenant agrees to pay pursuant to this Lease shall be deemed additional rent, and in the event of their nonpayment the Landlord shall have all the rights and remedies herein provided for in case of non-payment of the Fixed Net Rent.

ARTICLE 3 - TAXES, ASSESSMENTS AND UTILITY CHARGES

3.1 The Tenant shall, as additional rent, pay and discharge:

(a) All such real estate taxes, assessments (general and special), water, water frontage, water meter (including any expenses incident to the installation, repair or replacement of any water meter) and sewer rents and charges and all such other charges, taxes, rents, levies and sums of every kind or nature whatsoever, extraordinary as well as ordinary, and whether or not now within the contemplation of the parties, as shall, during the Term of this Lease, be imposed by any governmental, special taxing district or public authority on, or become a lien in respect of, the Leased Premises or any part thereof, or upon any building or appurtenance thereto or any part thereof, now on or hereafter erected on the Leased Premises, or upon any sidewalk or street in front of or adjacent to the Leased Premises, or which may become due and payable with respect thereto, and any and all taxes, assessments and charges levied, assessed or imposed upon the Leased Premises and the Improvements in lieu of or in addition to the foregoing, under or by virtue of any present or future laws, rules, requirements, orders, directives, ordinances or regulations of the United States of America, or of the State, County or City government, or of any municipal bureau, department or lawful authority whatsoever. Landlord shall promptly deliver to Tenant any tax, water and sewer or other bills received by Landlord which are the responsibility of Tenant to pay.

(b) All charges for fire alarm service, gas, cable, electricity, steam and all other public utility or similar service or services furnished to the Leased Premises or the Improvements during the Term hereof, and all fees and charges of the Federal, State, County or City government or of any municipal bureau, department or lawful authority whatsoever, for the construction, repair, improvement, maintenance or use, during the Term of this Lease, of any vault, passageway or space in or over or under any street or sidewalk adjacent to the Leased Premises, or for the construction, maintenance, operation, use or occupancy during the Term of this Lease of any part of any building now or hereafter erected on the Leased Premises.

(c) All taxes and assessments which shall or may during the Term of this Lease be charged, levied, assessed or imposed upon, or become a lien upon, the personal property of the Tenant used in the operation of the Improvements on the Leased Premises or in connection with the Tenant's business conducted therein.

3.2 The Tenant shall be deemed to have complied with the foregoing covenant of Section 3.1 if payment of any such taxes, assessments, water, water meter and sewer rents and charges, or of other governmental impositions, duties and charges (*except* as hereinafter expressly provided in Section 3.4), is made by the Tenant to the appropriate taxing authority prior to the expiration of the period within which payment is permitted without penalty or interest, and if the Tenant shall promptly procure official receipts from the appropriate taxing authority, if available, evidencing such payment and shall within 20 days after the receipt of such official receipts exhibit the same to the Landlord or furnish such other evidence of payment as the Landlord shall reasonably request. Nothing herein contained shall be construed so as to require the Tenant to pay or be liable for any transfer, succession, gift, inheritance, estate, franchise, corporation, unincorporated business, gross receipts, income, profits, capital, capital gains or similar tax, or any tax in lieu of any of the foregoing, imposed upon the Landlord, unless such tax shall be imposed or levied upon or with respect to rents payable to the Landlord hereunder in lieu of (or partially in lieu of) real estate taxes upon the Leased Premises and the Improvements, in which event Tenant covenants and agrees to pay the same as if the Leased Premises were the only property owned by the Landlord. No representation, express or implied, has been made by the Landlord with respect to the real estate tax status of the Demised Premises and the Improvements, whether at the commencement of the Term or thereafter. If requested by the Landlord, the Tenant shall, as additional rent, make monthly payments to the Landlord, or the Landlord's mortgagee, for real estate taxes, as set forth in Section 3.7 below. Such payments to the Landlord or the Landlord's mortgagee shall, except to the extent that such payments are less than the actual real estate taxes payable for the period in question, be deemed to satisfy Tenant's obligation hereunder to pay real estate taxes and Tenant shall not be responsible for the application of such funds so paid to the Landlord or the Landlord's mortgagee.

3.3 In any action or proceeding involving any question arising under the provisions of this Article 3, a search, certificate, or receipt, made or given by any officer or Person legally authorized to make or give the same, or showing or purporting to certify or show that any such tax, assessment, water, water meter or sewer rent or charge or other item against or affecting the Leased Premises or the Improvements is due and payable on the date of such search or certificate, or has been paid, shall be prima facie evidence that such tax, assessment, water, water meter or sewer rent or charge or other item was due and payable or a lien upon or charge against the Leased Premises or the Improvements, or was paid. Absent actual knowledge of contrary facts, each of the Landlord and the Tenant shall be protected in any action which it may take in reliance upon any such certificate, search or receipt.

3.4 So long as the Landlord would not be exposed to criminal or quasi-criminal penalties, the Tenant may contest in good faith by appropriate proceedings at its own and sole expense, any such tax, assessment, water, water meter or sewer rent or charge or similar item, *if, but only if*, the Tenant shall have deposited with the Landlord the amount of the item so contested (or where permitted or required by law paid the same under protest), together with such additional sums as may reasonably be required to cover interest or penalties accrued or

to accrue on any such item or items. If such contest involves real estate taxes, any additional taxes, interest, court costs and penalties or other charges directed to be paid as a result of such contest shall be forthwith deposited by the Tenant with the Landlord to enable the Landlord to comply with the adjudication of such contest. Nothing herein contained, however, shall relieve the Tenant of the obligation and duty to pay and discharge such contested items, as finally adjudicated, with interest and penalties, and all other charges directed to be paid in or by any such adjudication less such sums as shall have been deposited with the Landlord. Any such contest or legal proceeding shall be begun by the Tenant as soon as reasonably possible after the imposition of any contested item and shall be prosecuted to final adjudication with all promptness and dispatch, *except* that the Tenant may in its discretion consolidate any proceeding to obtain a reduction in the assessed valuation of the Leased Premises for tax purposes relating to any tax year with any similar proceeding or proceedings relating to one or more other tax years. Landlord shall cooperate with Tenant in connection with any proceeding to obtain a reduction in the assessed valuation. Anything to the contrary herein notwithstanding, the Tenant shall pay all such contested items before the time when the Leased Premises or any part thereof might be forfeited as a result of nonpayment. Any settlement of such proceeding or proceedings shall require the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. The Landlord shall not, without the Tenant's prior approval, which shall not be unreasonably withheld, conditioned or delayed, make or finally agree to any settlement, compromise or other disposition of any such proceedings or discontinue or withdraw any such proceedings, or accept any refund or other adjustment of or credit for any tax, assessment, water rent, rate or charge, sewer rent or other governmental imposition or charge aforementioned as the result of any such proceedings. Any refunds relating to a period entirely within the Term (or to the period prior to the Term during which Tenant owned the Leased Premises) shall be entirely for the benefit of Tenant. Any refunds relating to a period not entirely after the Term, shall be appropriately pro-rated between the Tenant and the Landlord.

3.5 At the expiration of the Term of this Lease or the date upon which Tenant vacates the Leased Premises, whichever is later, all taxes, assessments, water, water meter or sewer rents or charges, whether accrued or prepaid as the case may be, shall be apportioned between the Landlord and the Tenant in accordance with the usual practice and custom then in effect in the City of New York, *except* that upon the expiration of the Term the Landlord shall be entitled to deduct from the sums if any due to the Tenant hereunder any such sums as may then be due from the Tenant if the Tenant shall then be in default in the performance of any of the terms, covenants and conditions of this Lease on the Tenant's part to be performed or observed. There shall be no such apportionment at the commencement of this Lease since Tenant was the owner of the Leased Premises immediately prior to the Term. Any sums remaining in the escrow held pursuant to Section 3.7 in excess of Tenant's obligations hereunder shall be promptly returned to Tenant following the end of the Term and Tenant's having vacated the Leased Premises.

3.6 If by law any assessment for a public improvement with respect to the Leased Premises or any Improvements thereon is payable, at the option of the taxpayer, in installments, the Tenant may, whether or not interest shall accrue on the unpaid balance thereof, pay the same, and any accrued interest or any unpaid balance thereof, in installments, as each installment becomes due and payable, but in any event before any fine, penalty, interest or cost may be had thereto for non-payment of any installment or interest.

3.7 A. If the Landlord shall elect to require payments to be made to Landlord's mortgagee on account of real estate taxes, then the Tenant shall make payments on account of real estate taxes in accordance with any reasonable method required by the Landlord's mortgagee. If the Landlord shall elect to require the Tenant to make payments to Landlord on account of real estate taxes, such payments shall be handled as set forth below in this Section 3.7. The Landlord shall render to Tenant a Landlord's Tax Statement showing real estate taxes (such real estate taxes being referred to as "Taxes") due for the tax year (each tax year of the City of New York from July 1 to the following June 30 being referred to hereinafter as the "Tax Year") in question based upon the actual tax bill if available (a copy of which shall be delivered to Tenant with the Landlord's Tax Statement) or, if the amount of such Taxes is not known at the time, the Landlord may reasonably estimate such Taxes, but in no event shall such estimate exceed 110% of the Taxes for the immediately preceding Tax Year. In order to provide for current payments on account of (i) the next installment of Taxes payable by Landlord for such Tax Year, and (ii) potential increases in the Taxes for the following Tax Year, Tenant shall (a) pay to Landlord within 30 days of receipt of Landlord's Tax Statement a sum equal to one-twelfth (1/12th) of the Taxes shown upon such Landlord's Tax Statement for such Tax Year multiplied by the number of months which may have elapsed between either (x) July 1st of such Tax Year if such Landlord's Tax Statement is rendered between July 1st and December 31st of such Tax Year or (y) January 1st of such Tax Year if such Landlord's Tax Statement is rendered between January 1st and June 30th of such Tax Year, and the month in which such payment is made, and (b) thereafter pay to Landlord on the first day of each month of the Term (until rendition by Landlord of a new Landlord's Tax Statement) a sum equal to one-twelfth (1/12) of the Taxes for the Tax Year with respect to which Landlord has most recently rendered a Landlord's Tax Statement; each such monthly installment shall be added to and payable as part of each monthly installment of Fixed Rent. Not later than April 1st of each calendar year following delivery of the initial Tax Statement, Landlord shall provide Tenant with a Landlord's Tax Statement, but the failure of Landlord to provide a Landlord's Tax Statement within the aformentioned time period shall not relieve Tenant of its obligation to pay Taxes hereunder. At such time as the actual Taxes for the Tax Year are known, the Landlord shall readjust its estimate (and provide Tenant with a copy of the tax bill with the revised estimate) with the intent that the total of the monthly installments of Taxes which will have been paid by the Tenant for the following next due installment (generally the January 1st installment, for which funds must be on hand with Landlord by December 1st) shall not exceed the Taxes due for that installment by more than 3%.

B. Following rendition of each subsequent Landlord's Tax Statement a reconciliation shall be made as follows: Tenant shall be debited with any Taxes shown upon such Landlord's Tax Statement and credited with the aggregate amount, if any, paid by Tenant in accordance with the provisions of subsection A of this Section on account of such Taxes which has not previously been credited against Taxes shown upon Landlord's Tax Statements. Tenant shall pay any net debit balance to Landlord within ten (10) days next following rendition by Landlord of an invoice for such net debit balance; any net credit balance shall be applied as an adjustment against the next accruing monthly installment as provided in subdivision (b) of subsection A of this Section 3.7. In connection with such reconciliation, Landlord shall provide Tenant with a copy of the tax bill for the Tax Year in question, and absent clear error, Tenant shall have no right to contest the reconciliation based on that bill.

C. Tenant acknowledges that under the present law Taxes are payable (i) with respect to a fiscal year commencing July 1st and ending on the following June 30th and (ii) in two (2) installments, in advance, the first of which is payable on July 1st and the second and final payment of which is payable on the following January 1st. Tenant further acknowledges that it is the purpose and intent of this Section 3.7 to provide Landlord with funds by June 1st for the July 1st installment and December 1st for the January 1st installment. Accordingly, Tenant agrees that if the number of such installments, and/or the time for payment thereof, and/or the fiscal year used for purposes of Taxes, is changed, then, (a) at the time that any such revised installment is payable by Landlord, Tenant shall pay to Landlord the amount which shall provide Landlord with sufffcieint funds to pay the Taxes then required to be paid by Landlord and (b) this Article shall be appropriately adjusted to reflect such change and the times for payment by Tenant to Landlord of the Taxes as provided in this Article shall be appropriately revised so that Landlord shall always be provided with sufficient funds prior to the installment of Taxes required to be paid by Landlord.

D. Nothwithstanding anything to the contrary contained herein, Tenant shall have no obligation to escrow Taxes which relate to any period beyond the Expiration Date.

ARTICLE 4 - SUBORDINATION

4.1 This Lease shall be subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the Demised Premises and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any mortgagee, affecting any lease or the Demised Premises. In confirmation of such subordination, Tenant shall from time to time executed promptly any certificate that the Landlord may request.

4.2 Notwithstanding the provisions of Section 4.1, with respect to any refinancing (as distinguished from the initial financing occurring substantially contemporaneously with the execution of this Lease), the subordination of this Lease shall be conditioned upon Landlord's obtaining an agreement from any mortgagee to the effect that, so long as the Tenant is not in default under this Lease, and provided that the Tenant shall attorn to the mortgagee, the Tenant shall not be disturbed in its occupancy of the Demised Premises, and such agreement may contain such other terms as are reasonably acceptable to Tenant..

4.3 If the Tenant shall give the Landlord any notice of a claimed default or breach by the Landlord, and such claimed default or breach could result in the termination of this Lease by Tenant or give rise to a right in Tenant to an abatement of the rent or a right of offset, the Tenant agrees to give a similar written notice to the holder or holders of any fee mortgage or mortgages *(if, but only if,* Tenant has received notice of such mortgage or mortgages, including the name and address (in the United States) of the then holder or holders of such mortgage or mortgages) by registered or certified mail, to their respective addresses specified in the mortgage instruments, or to any different address (in the United States) which they may designate for the purpose by notice given to the Tenant in the manner provided in this Lease for notices to the Tenant hereunder; and such mortgagee or mortgagees shall be permitted a resonable time to correct or remedy such breach, and with like effect as if the Landlord had done so. The Tenant's failure to give to the mortgagee or mortgagees the notice provided for in this Section 4.3 shall not be deemed a default by the Tenant under this Lease, but no notice given by the Tenant to the Landlord of any claim, default or breach by the Landlord shall be deemed legally effective until the Tenant shall have given such notice to such holder or holders of a mortgage or mortgages.

4.4 In the event that any fee mortgagee or mortgagees comes into possession or ownership of the title to the Leased Premises, or acquires the leasehold interest of the Landlord by foreclosure of its mortgage or mortgages or by proceedings on the bond or debt secured thereby, or otherwise, the Tenant agrees to attorn to the holder or holders of the fee mortgage or mortgages as its new Landlord. In no event, however, shall the Tenant be entitled to credit against such mortgagee or mortgagees in possession of the Leased Premises or mortgagee or mortgagees or other party which becomes the new Landlord of Tenant as provided in this Section 4.4, for any Fixed Net Rent paid by Tenant for more than one month in advance. The provisions for attornment hereinbefore set forth in this Article 4 shall not require the execution of any further instrument. However, if the holder or holders of any fee mortgage or mortgages or any party to whom the Tenant agrees to attorn as aforesaid reasonably requests a further instrument expressing such attornment, Tenant agrees to sign the same within 15 days after written notice to do so in accordance with the provisions of this Lease.

4.5 With respect to the rights and obligations of Tenant and any mortgagee vis-a-vis each other, the terms of any subordination, non-disturbance and attornment agreement

entered into by Tenant and such mortgagee shall control over any contrary provisions of this Article 4.

ARTICLE 5 - USE OF THE PREMISES

The Tenant covenants and agrees to use the Leased Premises only for school or college purposes, including, without limitation, a professional or trade school or college, and for ancillary purposes directly related thereto (including, without limitation, administrative offices and a cafeteria, snack bar or other food establishment for the use of the students and staff, but not for the general public). The Tenant covenants and agrees that it will not use or occupy the Leased Premises, or permit the Leased Premises to be used or occupied, for other than legal purposes, or in a manner which shall violate any certificate of occupancy at any time in force relating to the Leased Premises. No Hazardous or Toxic Substances (as defined herein) shall be permitted by Tenant in, on or under the Demised Premises *except* as specifically authorized by law and permitted under this Lease. The use of de minimus amounts of Hazardous Substances in the ordinary course of business, such as cleaning fluids, and items used in Tenant's courses of instruction, shall not constitute a default hereunder, but Tenant shall save, defend and hold Landlord harmless from and against any and all loss, cost or expense arising from the use or presence thereof at the Leased Premises.

ARTICLE 6 - NO REPRESENTATIONS BY THE LANDLORD

Tenant having owned and been in occupancy of the Leased Premises immediately prior to the commencement of this Lease, the Tenant accepts the Leased Premises and the Improvements in their present "as is" condition and without any representation or warranty by the Landlord of any kind or nature, including all subterranean conditions and such facts as a thorough and complete environmental audit would disclose, including any hazardous, toxic or contaminated soils, or as to the use or occupancy which may be made of the Leased Premises and the Improvements. The Tenant assumes sole responsibility for the zoning, condition, operation, maintenance and management of the Leased Premises, and the Landlord shall not be required to furnish any facilities or services or make any improvements, additions, repairs or alterations therein or thereto. In no event shall the Landlord have any responsibility, express or implied, to remediate any present or future contamination of the Leased Premises irrespective of the cause thereof, unless any such contamination is caused by Landlord, or its agents, employees or tenants/licensees (other than Tenant). Landlord agrees not to seek any change in the certificate of occupancy for the Building which will adversely affect Tenant's permitted use hereunder.

The Tenant represents to the Landlord that the Tenant has examined the certificate of occupancy and is fully satisfied therewith. The Tenant acknowledges that no representations or promises have been made by the Landlord or the Landlord's agents with respect to the

certificate of occupancy. The statements contained in this lease regarding the use of the premises by the Tenant shall not be deemed a representation or warranty by the Landlord that such use is lawful or permitted by the certificate of occupancy of the building.

ARTICLE 7 - THE LANDLORD NOT LIABLE FOR FAILURE OF WATER SUPPLY, ETC.

The Landlord shall not be liable for any failure of water supply, sewage system, telephone, cable, gas or electric current, nor for any injury or damage to person or property for any reason whatsoever, including that caused by or resulting from gasoline, oil Spills, oil, steam, gas, electricity, or hurricane, tornado, earthquake, hail, flood, wind or similar storms or disturbances, Acts of God, or water, rain or snow which may leak or flow from the street, sewer, water or gas mains or any subsurface area or from any part of the Demised Premises or the Improvements, or leakage of gasoline or oil from pipes, appliances, sewer or plumbing works therein, or from any other place, nor for interference with light or other incorporeal hereditaments by anybody, or caused by operations by or of any public or quasi-public work, *except* for any affirmative wilful act or negligence of the Landlord, its employees or agents from and after the date hereof. The Landlord shall supply absolutely no services to the Tenant under or with respect to this Lease.

ARTICLE 8 - THE TENANT TO REPAIR

8.1 Except for damage to the Premises caused by Landlord or its agents, employees or tenants/licensees (other than Tenant), for which Landlord shall be solely responsible to repair, the Tenant shall take good care of the Leased Premises including any Improvements now or hereafter on the Land, both inside and outside, and keep the same and all parts thereof, including the roof (except that Landlord shall be responsible for any damage to the roof caused by Landlord, Landlord's agents or employees or by any other tenant or licensee of Landlord), walls, foundations and appurtenances thereto, together with any and all alterations, additions and improvements therein or thereto, in good order and condition, suffering no waste or injury (ordinary wear and tear and any damage actually caused by Landlord and its agents, employees and tenants/licensees (other than Tenant) excluded), and shall, at the Tenant's sole expense (except to extent Landlord pays pursuant to Article 30), promptly make all needed repairs and replacements, structural or otherwise, ordinary and extraordinary, in and to any Improvements now or hereafter erected upon the Land, including vaults, sidewalks, driveways, curbs, conduits, water, sewer and gas connections, pipes and mains, windows and all other fixtures, elevators, machinery and equipment now or hereafter belonging to or connected with the Leased Premises or used in the operation of the Improvements. All such repairs and replacements shall be of good quality sufficient for the proper maintenance and operation of the Leased Premises including any Improvements on the Land and shall be constructed and installed in compliance with all requirements of all governmental authorities having jurisdiction thereof, and of the New York Board of Fire

Underwriters or any successor thereof. The Tenant shall not permit the accumulation of waste or refuse matter, nor permit anything to be done upon the Leased Premises or the Improvements which would invalidate or prevent the procurement of any insurance policies which may at any time be required pursuant to the provisions of Article 11 hereof. The Tenant shall not obstruct or permit the obstruction of the street or sidewalk *except* as may be permitted by municipal authorities having jurisdiction thereof, and shall keep the sidewalk and curb adjoining the Leased Premises clean and free of snow and ice.

8.2 All alterations, rebuilding, replacements, changes and improvements required hereby shall be performed in accordance with the provisions of Article 35 and the Tenant shall furnish the Landlord with as-built plans with respect to any of such alterations, rebuildings, replacements, changes and improvements. The Tenant shall reimburse the Landlord for the Landlord's reasonable out-of-pocket costs incurred in connection with the review of the Tenant's plans and specification.

ARTICLE 9 - THE TENANT TO COMPLY WITH LAWS

9.1 The Tenant shall, at the Tenant's expense (except to extent Landlord pays pursuant to Article 30), promptly comply with:

(a) The requirements of any applicable statute, law, ordinance, regulation or order, now or hereafter made by any Federal, State, County or Municipal or other public body, department, bureau, officer or authority, with respect to (i) the Leased Premises, including the Improvements and appurtenances thereto, (ii) the use or occupation of the Leased Premises, including the making of any alteration or addition in or to any structure upon, connected with, or appurtenant to, the Leased Premises, whether ordinary or extraordinary; (iii) the removal of any encroachment, *if, but only if,* required to do so by order of any court, department or bureau having jurisdiction and (iv) any vault, sidewalk or other space in, under or over any street or avenue adjoining the Leased Premises. Without in any way limiting the foregoing, the Tenant shall be responsible for complying with the Americans with Disabilities Act with respect to the Leased Premises.

(b) Any applicable regulation or order of the New York Board of Fire Underwriters, any Fire Insurance Rating Organization or other body having similar functions, whether or not such compliance involves structural repairs (ordinary or extraordinary) or changes or be required on account of any particular use to which the Leased Premises or any part, may be put, and whether or not any such statute, laws, ordinance, requirement, regulation or order be of a kind not now within the contemplation of the parties hereto.

9.2 *If, but only if,* non-compliance therewith shall not constitute a crime or an offense punishable by fine or imprisonment, the Tenant may, at the Tenant's sole expense, contest the validity of any such law, ordinance, regulation, order or requirement, and such

non-compliance by the Tenant during such contest, *if, but only if*, such contest shall be diligently prosecuted, shall not be deemed a breach of this covenant.

ARTICLE 10 - NET LEASE; NON-TERMINABILITY

10.1 This Lease is a net lease, and the Fixed Net Rent, additional rent and all other sums payable hereunder to or on behalf of the Landlord shall be paid as provided for herein, without notice or demand and without set off, counterclaim, abatement, suspension, deduction or defense except as provided in and Section 12.5.

10.2 Except as otherwise expressly provided herein, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease or be entitled to the abatement of any rent or any reduction thereof, nor shall the obligations hereunder of Tenant be otherwise affected, by reason of any damage to or the destruction of all or any part of the Leased Premises from whatever cause, the taking of the Leased Premises or any portion thereof by condemnation, deed in lieu of condemnation, or otherwise, the prohibition, limitation or restriction of Tenant's use of the Leased Premises or the interference with such use by any private Person, or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the Fixed Net Rent and additional rent reserved hereunder shall continue to be payable in all such events, and the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall be terminated or abated pursuant to an express provision of this Lease.

10.3 Tenant waives all rights now or hereafter conferred by law (i) to quit, terminate or surrender this Lease or the Leased Premises or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the Fixed Net Rent or additional rent or any other sums payable under this Lease, regardless of whether such rights shall arise from any present or future constitution, statute or rule of law. The preceding sentence shall not be deemed to affect or impair any termination or abatement rights expressly granted herein to Tenant.

ARTICLE 11 - INSURANCE

11.1 Throughout the Term of this Lease, the Tenant shall at its own cost and expense:

(a) Keep the Improvements on, in or appurtenant to the Land at the commencement of the Term and thereafter erected thereon or therein, including all alterations, additions and improvements, insured against loss or damage on an all risk basis, in an amount which will eliminate any potential for a co-insurance penalty and

provide coverage for not less than 100 percent of the full replacement value thereof. Supplementing the foregoing, such fire insurance shall:

(i) be written on a replacement cost basis, taking into consideration the need for ordinance and law coverage to meet such higher or more stringent legal requirements as may apply to such replacement;

(ii) be issued by such insurance companies licensed to do business in the State of New York as have a rating of at least "BBB" from Standard & Poor's or equivalent, or at least A-VII from A.M. Best, and are reasonably satisfactory to the Landlord and any fee mortgagee, under insurance policies in form and content reasonably satisfactory to the Landlord and any fee mortgagee;

(iii) comply with any changes in co-insurance requirements applicable to the Leased Premises or the Improvements by the New York Fire Insurance Rating Organization or any similar body or by statute;

(iv) contain a standard New York mortgagee clause naming any fee mortgagee as "Mortgagee" and loss payee;

(v) be carried in favor of the Tenant, and naming the Landlord, and the fee mortgagee (whose name and address have been supplied to Tenant) of the Landlord as additional insureds, as their respective interests may appear;

(vi) effectively provide that the respective interests of the Landlord and the fee mortgagee shall not be subject to cancellation by reason of any act or omission of the Tenant;

(vii) provide that the loss, if any, under any such policies shall be adjusted by the Tenant (unless the Lease has been terminated, in which event the loss shall be adjusted by the Landlord) and paid by the insurance company or companies as provided in Section 11.8; and

(viii) provide that in no event shall any policy be canceled or changed in any material respect without at least 30 days' prior written notice to Landlord.

(b) Maintain Commercial General Liability insurance, Boiler and Machinery insurance, rental value insurance in the amount of at least one year's Fixed Net Rent and Taxes and such other insurance as may from time to time be reasonably required by the Landlord as insurance against insurable hazards which are customarily and generally required to be insured against with respect to similar Improvements, with due regard for the height and depth and type of building, its construction and use and occupancy. Such Commercial General Liability insurance shall be not less than $3,000,000 (of which $2 million may be an umbrella policy) single limit of liability including property damage. Such policies shall cover the Land and Improvements and the appurtenances as well as the sidewalks adjacent to the Leased Premises. All the insurance described in this subsection (b) shall be carried in favor of the Tenant, and naming the Landlord, and the fee mortgagee (whose name and address have been supplied to Tenant) of the Landlord as additional insureds, as their respective interests may appear. In the event of any dispute between the Landlord and the Tenant with respect to such other insurance as the Landlord may reasonably require from time to time, as above provided, such dispute shall be arbitrated pursuant to the provisions of Article 20.

11.2 The Tenant shall procure policies (which may be blanket policies) for all such insurance and for such policies and all renewals, extensions or replacements thereof, shall deliver to the Landlord the originals or certified copies of such policies, if reasonably obtainable, or if not reasonably obtainable, certificates thereof, together with (a) original endorsements naming Landlord and any fee mortgagee (whose name and address have been supplied to Tenant) as additional insureds and (b) evidence, by stamping or otherwise, of the payment of the premiums thereon. With respect to renewals, extensions or replacements, Tenant shall provide Landlord with the appropriate documentation not later than seven days prior to the expiration of the then-existing policy or policies.

11.3 All premiums and charges for all of such policies, and all renewals, extensions or replacements thereof, shall be paid by the Tenant, and if the Tenant shall fail to make any such payment when due, or to carry any such policy, the Landlord may (upon 10 days' prior written notice to Tenant), but shall not be obligated to anyone to, make such payment or carry such policy, and the amount paid by the Landlord, with Interest thereon, shall be repaid to the Landlord by the Tenant as additional rent on demand, and all such amounts so repayable, together with Interest, shall be considered as additional rent payable hereunder, for the collection of which the Landlord shall have all of the remedies herein or by law provided for the collection of rent. Payment by the Landlord of any such premium or the carrying by the Landlord of any such policy shall not be deemed to waive or release the default of the Tenant with respect thereto.

11.4 Intentionally omitted.

11.5 The Tenant shall not violate or permit to be violated any of the conditions or provisions of any such policy, and the Tenant shall so perform and satisfy the reasonable requirements of the companies writing such policies.

11.6 Intentionally omitted.

11.7 The Tenant shall not carry separate insurance, concurrent in coverage and contributing in the event of loss with any insurance required to be furnished by the Tenant under the provisions of this Article 11 if the effect of such separate insurance would be to reduce the protection or the payment to be made under such insurance required to be furnished by the Tenant, unless the Landlord (and the fee mortgagee or mortgagees (whose names and addresses have been supplied to Tenant) where such insurance required to be carried requires the inclusion of such mortgagee or mortgagees) are included as insured with loss payable as herein provided. The Tenant shall promptly notify the Landlord of the issuance of any such separate insurance and shall cause such policies to be delivered to the Landlord and the fee mortgagee or mortgagees as provided in this Article 11.

11.8 The loss proceeds of any fire or casualty insurance:

(i) if less than $250,000, shall be turned over to the Tenant as a trust fund, deposited in a separate bank account maintained by the Tenant and used, applied and paid to the repair and restoration of the damage of the Improvements on the Leased Premises; or

(ii) if in excess of $250,000, shall be paid to and deposited with any fee mortgagee or servicer, provided such entity is in the business of holding or servicing commercial mortgage loans or, if permitted by any such fee mortgagee or servicer or if no fee mortgagee or servicer exists, to a bank or trust company, of the Tenant's selection (and to be compensated by the Tenant) and as approved by the fee mortgagee and reasonably approved by the Landlord, in the City of New York, having assets in excess of $100,000,000 (and which is engaged in the business of making construction loans) as insurance trustee (the fee mortgagee, servicer or other trustee, herein the "Depositary") which shall hold, apply, and make available the proceeds of such insurance, from time to time, to the cost of repair of the damage and replacement or rebuilding of the Improvements as more particularly herein provided in Article 12 in accordance with customary construction loan disbursement procedures.

11.9 In the event the Landlord receives any rent insurance proceeds, the Tenant shall be credited therefor as payments made to the Landlord on account of Fixed Net Rent and additional rent payable by the Tenant, to be applied to Fixed Net Rent or additional rent in whatever order Landlord may determine.

ARTICLE 12 - FIRE OR CASUALTY

12.1 Subject to the last sentence of this paragraph 12.1, if the Improvements now or hereafter erected upon the Leased Premises during the Term of this Lease shall be destroyed or damaged in whole or in part by fire, or as a result directly or indirectly of war, or by act of God, or occurring by reason of any causes whatsoever, the Tenant covenants that it shall give prompt written notice thereof to the Landlord, and, subject to Section 12.4 hereof, the Tenant at its own cost and expense, shall promptly repair, replace and rebuild the same to the extent permitted by applicable law, at least to the extent of the value and as nearly as practicable to the character of the Improvements existing immediately prior to such occurrence. Such repairs, replacements or rebuilding shall be made by the Tenant, as aforesaid, and in accordance with the following terms and conditions:

(a) The same shall be made in accordance with plans and specifications submitted to, and approved by, Landlord in accordance with the provisions of Article 35.

(b) Before commencing any such work, such plans and specifications shall be filed and approved by all municipal or other governmental departments or authorities having jurisdiction thereof, and a firm estimate for the cost of such repairs or restoration shall be obtained and furnished to the Landlord.

(c) Before commencing any such work, the Tenant shall at its own cost and expense deliver to the Landlord appropriate endorsements to be attached to and made part of the fire and liability policies more particularly described in Article 11 hereof. Such endorsements shall cover all of the risks concerned during the course of such work and shall be in form and content reasonably satisfactory to the Landlord. Any dispute with respect to any of such endorsements shall be determined by arbitration as herein provided.

(d) Such work shall be commenced within 60 days after settlement shall have been made with the insurance companies and the insurance monies shall have been turned over to the Tenant or Depositary as provided in Article 11 hereof and the necessary governmental approvals, as herein provided for, shall have been obtained. Such work shall be completed within a reasonable time, due regard being had to conditions, free and clear of all liens and encumbrances and substantially in accordance with such plans and specifications.

(e) At least 10 days before commencing such work, the Tenant shall notify the Landlord of the Tenant's intention to commence the same, and the Tenant shall pay the increased premiums, if any, charged by the insurance companies carrying insurance on such building, to cover the additional risk during the course of such work.

(f) After completion of such work, the Tenant shall furnish the Landlord with a set of as-built plans with respect thereto.

Notwithstanding the foregoing, (i) (A) if a casualty occurs during the last twelve months of the Term or (B) if a casualty occurs during the period January 1, 2001 through December 31, 2002, and (ii) (A) the cost to repair the damage exceeds 35% of the replacement cost of the Improvements or (B) more than 35% of the rentable square feet of the Leased Premises are rendered untenantable by such casualty and the architect or contractor referenced below in this subparagraph states that at least 65% of the Leased Premises cannot be made tenantable within six months after such casualty and not later than six months before the expiration of the Term, then Tenant, at its option, exercised within ten business days of the determination of the cost and time to repair and percentage of the rentable area of the Leased Premises rendered untenantable as estimated by an architect or contractor reasonably approved by Landlord, may by written notice to Landlord terminate this Lease effective as of a date ("Casualty Termination Date") not later than than thirty days following the date of Tenant's notice, whereupon (w) this Lease shall automatically terminate as of the Casualty Termination Date as if such date were the date originally set for the expiration of the Term, (x) Tenant shall vacate the Leased Premises on or before the Casualty Termination Date, leaving the Premises in the condition required at the end of the Term, except for the damage caused by the casualty, (y) Landlord shall be entitled to all of the insurance proceeds, Tenant hereby assigning all of such proceeds to Landlord and agreeing to pay over to Landlord any such proceeds received by Tenant and to execute such documents and take such actions as are reasonably necessary to effectuate such assignment, and (z) with respect to a casualty occurring during the period set forth in (i)(B) above, Tenant shall pay to Landlord, in twelve monthly installments, a sum equal to the Fixed Net Rent and real estate taxes for the one year period following the Casualty Termination Date. With respect to the amount payable to Landlord pursuant to (z) above, such payment shall be made in the same monthly installments of Fixed Net Rent and real estate taxes as if this Lease were still in effect, commencing on the first day of the calendar month following Casualty Termination Date. The amount payable by Tenant pursuant to (z) above shall be reduced by the amount of rent actually received by Landlord from other sources during the twelve-month period following the Casualty Termination Date. Notwithstanding the termination of this Lease, Landlord shall have no obligation to return the Security Deposit at any time prior to the date when all sums payable by Tenant pursuant to (z) above have been paid.

12.2 The Depositary shall, *if, but only if*, this Lease shall not then be terminated, apply the net proceeds of any insurance deposited with it to the payment of the cost of such repairing or rebuilding as the same progresses, payments to be made against properly certified vouchers of a competent architect in charge of the work, which architect shall be selected by Tenant, subject to Landlord's reasonable approval. The Depositary shall advance out of such insurance proceeds toward each payment to be made by or on behalf of the Tenant, an amount which shall bear the same proportion to such payment as the whole amount received by the Depositary shall bear to the total estimated cost of the repairing or rebuilding; *except* that the Depositary shall withhold from each amount so to be paid by it 10 percent thereof until the work of repairing or rebuilding shall have been completed, and proof furnished that no lien or liability has attached or will attach to the Leased Premises, to the Improvements or

to the Landlord in connection with such repairing or rebuilding. If the total estimated cost of the repairs or rebuilding shall exceed the amount of the net proceeds of such insurance received by the Depositary, the Depositary shall require of the Tenant that, before such repairing or rebuilding be commenced, the Depositary be secured by a surety bond, letter of credit satisfactory to the Landlord or cash equal to the amount of the excess of such estimated cost over the net insurance proceeds as security for the due completion, within a reasonable time, of such repairs or rebuilding. The total cost of all such rebuilding shall, at all events, be borne by the Tenant without any contribution thereto by the Landlord. If the insurance proceeds shall exceed the cost of such repairs or rebuilding, the balance remaining after payment of the cost of such repairs or rebuilding shall be paid over and belong to the Tenant.

12.3 If the work of repairing, replacing or rebuilding such damage or destroyed Improvements shall not have been commenced within the 60 day period provided for in subsection (d) of Section 12.1, or if such work, after commencement shall not be expeditiously proceeded with, unless such work is delayed by strikes, lockouts, war, labor disputes or other causes unavoidable or reasonably beyond the control of the Tenant, the Landlord shall have the right to terminate this Lease and the Term hereof by giving the Tenant not less than 30 days' written notice of its intention so to do, and upon the expiration of the time fixed in such notice, if such work shall not have been commenced and the other conditions hereof complied with, or if after commencement such work shall not have been expeditiously proceeded with, this Lease, and the Term hereby granted, shall wholly cease and expire, and the insurance proceeds received and receivable under any and all policies of insurance shall be retained by or paid over to the Landlord, or to any mortgagee of the fee to whom the same may be payable, as their interests may appear, without claim thereon by the Tenant, but the Tenant shall continue liable as provided in Article 16. Any dispute under this Section 12.3 shall be determined by arbitration as herein provided.

12.4 If (a) the Demised Premises are substantially destroyed, and (b) the Landlord determines that it wishes the Demised Premises to be rebuilt as something other than a school facility, then the Landlord may, at its option, by written notice to the Tenant given within 15 business days following Landlord's receipt of its architect's or contractors' determination of the cost to repair, terminate this Lease as of a date not less than thirty days nor more than sixty days following the Landlord's termination notice.

12.5 Except as provided in Sections 12.1, 12.3 or 12.4, this Lease shall not terminate or be affected in any manner by reason of the destruction, loss or damage in whole or in part of the Improvements now or hereafter standing or erected on the Land, or by reason of the untenantability of the Leased Premises, and the Fixed Net Rent reserved in this Lease as well as all other charges payable hereunder, shall be paid by the Tenant (from the proceeds of rent insurance or otherwise) in accordance with the terms, covenants and conditions of this Lease, without abatement, diminution or reduction. Notwithstanding the foregoing, if (a) the damage or destruction was directly caused by the actions, omissions or negligence of Landlord, its employees or agents, or tenants/licensees (other than Tenant) and (b) the right of

Tenant to terminate this Lease pursuant to Section 12.1 does not apply or is waived by Tenant, then, to the extent that, despite diligent efforts to repair the Leased Premises, all or a portion of the Leased Premises remain untenantable for a period in excess of one year from the date of the casualty, Tenant shall be entitled to an abatement of the Fixed Net Rent in proportion to the amount of the Leased Premises which remain untenantable, from the date which is one year from the date of the casualty until the earlier of (y) the date upon which the Leased Premises are again tenantable or (z) such date as Tenant ceases diligently to prosecute the repair of the Leased Premies. The provisions hereof are meant to constitute an agreement to the contrary in accordance with Section 227 of the Real Property Law and any successor statute.

ARTICLE 13 - THE LANDLORD MAY CURE DEFAULTS

If the Tenant shall default in the performance of any covenant contained herein and to be performed or observed on the Tenant's part, the Landlord may, but shall not be obligated to anyone to, after 20 days' written notice to the Tenant and Tenant's failure to cure or to commence diligently to cure such default, or on shorter notice or no notice if an emergency exists, perform the same for the account and at the expense of the Tenant. If the Landlord should incur any reasonable expense, including reasonable counsel and expert witness fees, costs and disbursements, in instituting, prosecuting or defending any action or proceeding instituted by reason of any default of the Tenant, the Tenant shall reimburse the Landlord for the amount of such reasonable expense *plus* Interest thereon. Should the Tenant, pursuant to this Lease, become obligated to reimburse or otherwise pay the Landlord one or more sums of money in addition to the Fixed Net Rent, the amount thereof shall be deemed additional rent and may, at the option of the Landlord, be added to any subsequent installment of the Fixed Net Rent due and payable under this Lease, in which event the Landlord shall have the remedies for default in the payment thereof provided by Article 15.

ARTICLE 14 - BANKRUPTCY, INSOLVENCY, REORGANIZATION, DISSOLUTION OR LIQUIDATION OF THE TENANT

14.1 The occurrence of any of the following at any time during the Term of this Lease:

(i) the filing of any petition by or against the Tenant for relief under the Bankruptcy Code (11 U.S.C. § 101 et seq.), as now or hereafter amended or supplemented, or under any future code or act for the same or similar relief ("Bankruptcy Laws"); or

(ii) the dissolution or the commencement of any action or proceeding for the dissolution or liquidation of the Tenant, whether instituted by or against the Tenant; or

(iii) the appointment or the commencement of any action or proceeding for the appointment of a receiver, trustee or other judicial custodian of all or substantially all of the property of the Tenant; or

(iv) the taking of possession of the property of the Tenant by any governmental trustee, receiver, officer or agency pursuant to statutory authority for the dissolution, rehabilitation, arrangement, reorganization or liquidation of the Tenant; or

(v) the making by the Tenant of an assignment for the benefit of creditors,

shall constitute and be deemed a material breach of this Lease and a default by the Tenant entitling the Landlord, at its sole option and to the extent permitted by applicable law, to cancel and terminate this Lease upon giving the Tenant 60 days' notice in writing of the Landlord's intention so to do, whereupon, unless within such 60-day period Tenant has cured or commenced diligently to cure such default, this Lease shall terminate and come to an end at the expiration of such 60 days as if such expiration date were the time originally fixed for the termination of this Lease, and the Tenant shall quit, vacate and surrender the Leased Premises and all of the Improvements to the Landlord. However, if the occurrences described in any of clauses (i), (ii), (iii) or (iv) are in the nature of involuntary proceedings, i.e., have not been initiated or commenced by or on behalf of the Tenant, the event in question shall not constitute or be deemed a default hereunder if removed or remedied by appropriate discharge or dismissal of the action or proceeding concerned and the discharge of any trustee, other judicial custodian, government trustee, receiver, office or agency of the Tenant's property within 120 days from the date of commencement of such action or proceeding or appointment of such receiver, trustee or other judicial custodian.

14.2 (a) If the Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of any Bankruptcy Law to any Person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the Tenant, then written notice of such proposed assignment, setting forth (i) the name and address (in the United States) of such Person, (ii) all of the terms and conditions of such offer and (iii) the adequate assurance to be provided the Landlord to assure such Person's future performance under this Lease, including the assurance referred to in Section 365(b)(3) of the Bankruptcy Code, shall be given to the Landlord by the Tenant not later than 20 days after receipt by the Tenant but in no event later than 10 days prior to the date that the Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such

assignment and assumption, and the Landlord shall thereupon have the prior right and option, to be exercised by written notice to the Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person, less any brokerage commissions which may be payable out of the consideration to be paid by such Person for the assignment of this Lease.

(b) If this Lease is assigned to any Person pursuant to the provisions of any Bankruptcy Law, any and all monies or other considerations payable or otherwise delivered in connection with such assignment shall be paid or delivered to the Landlord, shall be and remain the exclusive property of the Landlord and shall not constitute property of the Tenant or of the estate of the Tenant within the meaning of any Bankruptcy Law. Any and all monies or other considerations constituting the Landlord's property under the preceding sentence not paid or delivered to the Landlord shall be held in trust and in a separate bank account for the benefit of the Landlord, and shall be promptly paid to the Landlord.

(c) Any Person to which this Lease is assigned pursuant to the provisions of any Bankruptcy Law, shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. As part of providing the Landlord with adequate assurance with respect to any proposed assignment in bankruptcy of this Lease, any such assignee shall have a net worth at least equal to one year's Fixed Net Rent and additional rent as then payable under this Lease or other assurances satisfactory to Landlord in its sole discretion. Any such assignee shall upon demand sign and deliver to the Landlord an instrument confirming such assumption and such net worth.

(d) Nothing contained in this Article 14 shall in any way constitute a waiver of the provisions of this Lease relating to assignment. The Tenant shall not by virtue of this Article 14 have any further rights relating to assignment other than those expressly granted in any Bankruptcy Law.

(e) The term "Tenant" as used in this Article 14 includes any trustee, other judicial custodian, government trustee, debtor in possession, receiver, custodian or other similar officer or legal representative of the Tenant.

ARTICLE 15 - DEFAULT CLAUSES

15.1 Upon the occurrence of any of the following events (herein called "Events of Default"), i.e.:

(i) If the Tenant shall fail to pay any installment of Fixed Net Rent or any additional rent or other charges, or any part thereof, as and when the same become due and payable, and such default

shall continue for a period of five business days after notice; notwithstanding the foregoing, with respect to Fixed Net Rent, Landlord shall not be required to give notice more than two times in any calendar year; if notice has been given twice in any calendar year, the failure of Tenant to pay any installment of Fixed Net Rent within five business days of when such installment becomes due (without notice) shall constitute an Event of Default hereunder; or

(ii) if the Tenant shall violate, fail to comply with or perform any other material covenant, term or condition of this Lease, other than that requiring payment of a sum of money, and such default shall continue for a period of 20 days after written notice; or

(iii) if any execution or attachment shall be issued against the Tenant or any of the Tenant's property whereby the Leased Premises or the Improvements shall be taken or occupied by someone other than the Tenant then in possession, and such condition shall continue for a period of 30 days after written notice or if the Tenant shall vacate and abandon the Demised Premises and the Improvements; provided, however, that with respect to vacating or abandonment of the Demised Premises, the same shall not constitute an Event of Default hereunder so long as Tenant maintains security at the Demised Premises, reasonably acceptable to Landlord, on a seven day per week, twenty-four hour per day basis; or

(iv) if the Tenant's right, title and interest in this Lease or the estate of the Tenant hereunder shall be transferred or pass to or devolve upon any other Person, *except* in the manner provided in this Lease, and such breach continues for 30 days after written notice; or

(v) any of the events described in Section 14.1 occurs, and such event continues beyond the cure periods specified therein,

then, the Landlord shall have the right, at the Landlord's option, to terminate this Lease and the Term hereof, as well as all the right, title and interest of the Tenant hereunder, by giving the Tenant five days' notice in writing of such termination, and this Lease and the Term hereof, as well as all of the right, title and interest of the Tenant hereunder in the Leased Premises, shall wholly cease and expire in the same manner and with the same force and effect (*except* as to the Tenant's liability) as if the date fixed by such latter notice were the expiration of the Term herein originally granted; and the Tenant shall immediately quit,

vacate and surrender to the Landlord the Leased Premises and each and every part thereof, and the Landlord may enter into or repossess the Leased Premises either by force (where the Landlord reasonably believes the Leased Premises have been abandoned), summary proceedings or otherwise. The right granted to the Landlord in this Article 15 or any other Article of this Lease to terminate this Lease shall apply to any extension or renewal of the Term, and the exercise of any such right by the Landlord during the Term hereby granted shall terminate any extension or renewal of the Term and any right on the part of the Tenant thereto.

15.2 With respect to subsections (ii), (iii), (iv) and (v) of Section 15.1, if any of the violations, defaults or events therein referred to be of such nature that they cannot be cured and remedied within the applicable notice period, then the Tenant shall not be deemed to be in default with respect thereto if the Tenant shall have commenced the work or initiated the action required to remedy such violations, defaults or events promptly within the applicable notice period and thereafter prosecutes such work or other action diligently to completion. However, the Tenant's time so to commence the work or initiate the action required to remedy such violations or defaults shall be extended by delays occasioned by fire, strikes, embargoes, governmental restrictions or any other similar cause beyond the reasonable control of the Tenant.

15.3 No default shall be deemed waived by either party unless in writing and signed and delivered by the waiving party, *except* that any default in payment under subsection (i) of Section 15.1 shall be deemed waived if such default in payment is made good before the date fixed by the notice for termination of this Lease.

ARTICLE 16 - THE LANDLORD'S REMEDIES

16.1 In the event that this Lease shall be terminated as herein provided, then

(i) the Landlord or its agents or representatives may re-enter and resume possession of the Leased Premises either by summary proceedings or by a suitable action or proceeding at law without being liable for any damages therefor (No re-entry by the Landlord shall be deemed an acceptance of a surrender of this Lease.); and

(ii) the rent (the aggregate of all Fixed Net Rent and additional rent up to the time of such re-entry, dispossess or termination) shall become due thereupon and be paid up to the time of such re-entry, dispossess or termination, together with such reasonable counsel and expert witness fees, costs and disbursements and

other out-of-pocket expenses as the Landlord may incur in connection therewith; and

(iii) the Landlord may, in its own name, but as agent for the Tenant if the Lease be not terminated or, if the Lease be terminated, in its own behalf, relet the whole or any portion of the Leased Premises for any period equal to or greater or less than the remainder of the then current Term, for any sum which it may deem reasonable, including free rent concessions, to any tenant which it may deem suitable and satisfactory, and for any use and purpose which it may deem appropriate, and in connection with any such lease, the Landlord may make such changes in the character of the Improvements as the Landlord may determine to be appropriate or helpful in effecting such lease. However, in no event shall the Landlord be under any obligation to relet the Leased Premises for any purpose which the Landlord may regard as injurious to the Leased Premises, or to any tenant which the Landlord, in the exercise of reasonable discretion, shall deem to be objectionable. The Landlord shall not in any event be required to pay the Tenant any surplus of any sums received by the Landlord on a reletting of the Leased Premises or the Improvements in excess of the Fixed Net Rent and additional rent reserved in this Lease; and

(iv) the Tenant shall pay to the Landlord an amount equal to all reasonable out-of-pocket expenses (and Interest thereon), if any, including all court costs, poundage fees and reasonable counsel and expert witness fees, costs and disbursements incurred by the Landlord in recovering possession of the Leased Premises, and all reasonable out-of-pocket costs and charges for the care of the Leased Premises while vacant, which damages shall be due and payable by the Tenant to the Landlord at such time or times as such expenses shall have been incurred by the Landlord, together with Interest thereon; and

(v) the Tenant shall also pay to the Landlord as liquidated damages for the failure of the Tenant to observe and perform the Tenant's covenants herein contained, any deficiency between the aggregate of all Fixed Net Rent and additional rent hereby reserved or covenanted to be paid and the net amount, if any, of the rents collected on account of the lease or leases made upon such re-letting of the Leased Premises for each month of the period which would have otherwise constituted the balance of the Term

of this Lease. In computing such liquidated damages, there shall be added to such deficiency such reasonable expenses (not otherwise reimbursed to Landlord) as the Landlord may incur (x) in connection with re-letting, including counsel and expert witness fees, costs and disbursements and brokerage commissions, and (y) for keeping the Leased Premises in good order or for preparing the same for reletting.

16.2 The liquidated damages provided for in Section 16.1(v) shall be paid in monthly installments by the Tenant on the rent day specified in this Lease, and any suit brought by the Landlord to collect the amount of the deficiency for any month shall not prejudice in any way the right of the Landlord to collect the deficiency for any subsequent month by a similar action or proceeding.

16.3 The Landlord, at its option, may make such alterations, additions, renovations, replacements, changes in use and decorations in the Leased Premises as the Landlord, in the Landlord's sole judgment, considers advisable or necessary for the purpose of re-letting the Leased Premises and the making of such alterations, changes in use, replacements, additions, renovations and decorations shall not operate or be construed to release the Tenant from liability hereunder as aforesaid.

16.4 The Landlord shall in no event be liable in any way whatsoever for any failure to seek to relet or for failure to re-let the Leased Premises or in the event that the Leased Premises are re-let, for failure to collect the rent thereof under such re-letting.

16.5 In the event of a breach or threatened breach by the Tenant of any of the covenants or provisions of this Lease, the Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy shall not preclude the Landlord from any other remedy, in law or in equity.

ARTICLE 17 - THE TENANT TO INDEMNIFY THE LANDLORD

17.1 Title to the Leased Premises and all additions, alterations and improvements thereto or replacements thereof in appurtenant fixtures and equipment therein installed when erected or installed in or upon the Leased Premises, shall be in the Landlord subject to the provisions of Articles 33 and 38. The Tenant shall not do or permit any act or thing upon the Leased Premises which may subject the Landlord to any liability by reason of any illegal business or conduct upon the Leased Premises, or by reason of any violation of law or of any legal requirement of public authority, but shall exercise such control over the Leased Premises as to protect fully the Landlord. The Tenant shall defend, indemnify and hold harmless the Landlord from and against any and all losses, damages, liability, fines, suits, claims, demands

and actions, and reasonable third party out-of-pocket costs and expenses of any kind or nature, including reasonable counsel and expert witness fees, costs and disbursements (it being understood that such reasonable fees, costs and disbursements will also include those incurred to enforce this indemnity), due to or arising out of (i) any breach, violation or non-performance of any covenant, condition or agreement in this Lease set forth and contained on the part of the Tenant to be fulfilled, kept, observed and performed, or (ii) any damage to person or property occasioned by Tenant's use and occupancy of the Leased Premises or to any use or occupancy which the Tenant may permit or suffer to be made of the Leased Premises or (iii) any injury to person or persons, including death resulting at any time therefrom, occurring in or about the Leased Premises or on the sidewalks in front of or adjacent to the same, but nothing herein shall be deemed to relieve the Landlord from any liability resulting from the negligence or wilful acts of the Landlord, its employees or agents. If the Tenant is required to defend any action or proceeding pursuant to this Article 17 to which action or proceeding the Landlord is made a party, the Tenant shall bear the entire cost thereof, and the Landlord shall be entitled to appear, defend or otherwise take part in the matter involved, at its election and at its own expense, by counsel of its own choosing, *if, but only if*, such action by the Landlord does not limit or make void any liability of any insurer of the Landlord or the Tenant in respect to the claim or matter in question. The foregoing indemnity shall also extend to each member of the Landlord. The Tenant's liability under this Article 17 shall be reduced by the net proceeds actually collected of any insurance effected by the Tenant on the risks in question for the Landlord's benefit.

17.2 Nothing in this Lease shall be construed to relieve the Landlord from responsibility to the Tenant for any loss or damage caused the Tenant wholly or in part by the negligent acts or omissions of the Landlord, *except* the Landlord shall not be responsible for such portion of such loss or damage which is recovered or recoverable by the Tenant from the insurance covering such loss or damage or for such portion of such loss or damage against which the Tenant is indemnified or insured. The provisions of this Article 17 shall survive the expiration or early termination of this Lease.

ARTICLE 18 - MECHANICS' LIENS

18.1 Notice is hereby given that the Landlord shall not be liable for any labor, materials or services furnished or to be furnished to the Tenant or any other Person upon credit, and that no mechanic's or other lien for any such labor, materials or services shall attach to or affect the reversion or other estate or interest of the Landlord in and to the Leased Premises or the Improvements.

18.2 The Tenant covenants that whenever and as often as any mechanic's lien shall have been filed against the Leased Premises, based upon any act or interest of the Tenant or of anyone claiming through the Tenant, the Tenant shall forthwith take such action by bonding, deposit or payment as will remove or satisfy the lien, and in default thereof for 30

days after written notice to the Tenant, the Landlord may discharge the mechanic's lien by bonding, deposit or payment, and the amount so expended, including bond costs, court costs and reasonable counsel and expert witness fees, costs and disbursements, with Interest on the amount so expended, shall be deemed additional rent reserved under this Lease, and shall be payable forthwith with Interest thereon from the date of such advance and with the same remedies to the Landlord as in case of default in the payment of rent as herein provided.

ARTICLE 19 - CONDEMNATION

19.1 If at any time during the Term of this Lease any Person, municipal, public, private or otherwise, shall lawfully condemn and acquire title to all of the Leased Premises in or by condemnation proceedings in pursuance of any law, general or special or otherwise, or by agreement among the Landlord, the Tenant and those authorized to exercise such right, this Lease and the Term hereof shall terminate and expire on the date of such taking, and the Fixed Net Rent, additional rent and other sum or sums of money and other charges herein reserved and provided to be paid by the Tenant shall be apportioned and paid to the date of such taking.

19.2 If less than all of the Leased Premises shall be taken as aforesaid, the Tenant shall determine, within 90 days thereafter, whether the remaining Leased Premises (after necessary repairs and reconstruction to constitute the same a complete architectural unit) can economically and feasibly be used by the Tenant. If the Tenant reasonably determines by written notice to the Landlord given within such 90 day period that such remaining Leased Premises cannot economically and feasibly be used by the Tenant, the Tenant shall have the option to terminate this Lease on 10 days' written notice to the Landlord, and upon the expiration of 10 days from the date of the giving of such notice, this Lease shall terminate and come to an end, and the Fixed Net Rent, additional rent and other sum or sums of money and other charges herein reserved payable by the Tenant under this Lease shall be apportioned up to the date of termination. However, the option to terminate provided for in this Section 19.2 must be exercised within 10 days after the reasonable determination, as aforesaid, that the remaining Leased Premises and Improvements cannot economically and feasibly be used by the Tenant. The Tenant's failure to make the determination within such 90 day period or, having made the determination, the failure to exercise timely its option to terminate shall be deemed a determination by the Tenant that the remaining Leased Premises (after necessary repairs and reconstruction to constitute the same a complete architectural unit or units) can economically and feasibly be used by the Tenant.

19.3 If less than all of the Leased Premises shall be taken as aforesaid and this Lease shall not be terminated pursuant to Sections 19.1 or 19.2, or if any appurtenances to the Leased Premises, including vaults, areas or projections outside of the boundaries of the land owned by the Landlord or rights in, under or above the streets adjoining such land, or the rights and benefits of light, air or access to such streets, or space or rights therein below the

surface of or above the Leased Premises, shall be taken as aforesaid, this Lease and the Term hereof shall continue, but the Fixed Net Rent thereafter payable by the Tenant shall be equitably apportioned and reduced as and from the date of such partial taking or of such taking of appurtenances, each such apportionment and reduction to be made only when and as the particular award shall ultimately be received by the Landlord. If the Landlord and the Tenant cannot mutually agree upon such equitable apportionment and reduction or the division of condemnation proceeds, the dispute shall be determined by arbitration in the manner provided in Article 20.

19.4 The rights of the Landlord and the Tenant in and to the award and awards upon any such taking shall be determined as follows:

(a) In the event of any such taking of all or less than all of the Leased Premises, as the case may be, the Landlord shall always be entitled to receive such portion of the award therefor, with interest thereon at the rate provided for in the condemnation award, as shall represent compensation for the value of the land of the Leased Premises and all Improvements *plus* consequential damages, if any, to the portion of the land and Improvements not so taken.

(b) In the event of any taking of only appurtenances to the Leased Premises or rights in, under or above the streets adjoining the Leased Premises, or the rights and benefits of light, air or access to such streets, or the taking of space or rights therein below the surface of or above the Leased Premises, or change of grade, the Landlord shall always be entitled to receive such equitable portion of the award therefor, with interest thereon, as shall represent compensation for diminution, if any, in the value of the land constituting the Leased Premises, as distinct from consequential damages to the Improvements thereon.

(c) Except as set forth below, the Tenant may only make a claim for and retain an award for the damage to or loss of value of its trade fixtures and for moving expenses and no such award to the Tenant shall result in the diminution of the award to the Landlord for the land and Improvements and any trade fixtures of Landlord.

19.5 If the Improvements or any replacement thereof shall be damaged or partially destroyed by any such taking of less than all thereof, and this Lease shall not be terminated as provided in Sections 19.1 or 19.2, the Tenant shall proceed with reasonable diligence to conduct any necessary demolition and to repair, replace or rebuild at the Tenant's own cost and expense (up to the amount of Tenant's condemnation award) any remaining part of the Improvements not so taken so as to constitute such remaining part thereof a complete (architecturally and otherwise), rentable building in good condition and repair, and the Tenant shall retain that portion, if any, of any award which represents compensation for that portion of the Improvements taken and consequential damages to the Improvements not so taken, in trust and in a separate bank account, to apply the same to the extent necessary to the cost and expense of such demolition, repair, replacement and rebuilding by whomsoever incurred, and

sums in excess of the cost thereof shall belong to the Tenant. The provisions of Article 12 shall apply to any and all construction and repair work required to be done under this Section 19.5 or attributable to any condemnation.

19.6 If the taking of any appurtenances to the Leased Premises, vaults, areas or projections outside of the boundaries of the land owned by the Landlord or rights in, under or above the streets adjoining such land, or the rights and benefits of light, air or access to such streets, or the taking of space or rights therein below the surface of or above the Leased Premises, or change of grade, shall result in physical damage to the Improvements now or hereafter erected upon the Leased Premises, the Tenant shall proceed with reasonable diligence to conduct any necessary repairs, replacement, additions or rebuilding at the Tenant's own cost and expense (up to the amount of Tenant's condemnation award). The provisions of Article 12 shall apply to the work required to be done under this Section 19.6. The Tenant shall retain that portion, if any, of the award which represents compensation for physical damage to the Improvements then existing and maintained upon the Leased Premises and the cost of repairing, restoring or replacing the same, in trust and in a separate bank account, to apply the same, to the extent that such portion will permit, to the cost and expense of such repairs, additions, replacements and rebuilding, and any sums in excess thereof shall belong to the Tenant.

19.7 If the temporary use of the whole or any part of the Leased Premises or Improvements shall be taken at any time during the Term of this Lease for any public or quasi-public purpose by any lawful power or authority by the exercise of the right of condemnation or eminent domain or by agreement between the Tenant and those authorized to exercise such right, the foregoing provisions of this Article 19 shall be inapplicable thereto, the Term of this Lease shall not be reduced or affected in any way, Tenant shall continue to pay in full the Fixed Net Rent, additional rent and other sum or sums of money and charges herein reserved and provided to be paid by the Tenant, and the Tenant shall be entitled to make claim for, recover and retain any award or awards, whether in the form of rental or otherwise, recovered above in respect of such possession or occupancy *except* that if such possession or occupancy shall extend beyond any expiration of the Term of this Lease, the award shall be apportioned between the Landlord and the Tenant as of the date of such expiration.

ARTICLE 20 - ARBITRATION

20.1 In the event of a dispute between the Landlord and the Tenant with respect to any issue of fact (other than one determined by the condemnation court) arising out of a taking referred to in Article 19, or specifically mentioned and provided for elsewhere herein as a matter to be decided by arbitration, such dispute shall be determined by arbitration as hereinafter in this Article 20 provided, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

20.2 The Landlord and the Tenant shall each appoint a fit and impartial person as arbitrator who shall have had at least 10 years' experience in the County of New York in a calling connected with the subject matter of the dispute. Such person and such person's employer or firm shall have had no prior business dealings or business relationship with the party appointing such person. The person so appointed shall so certify in writing to both parties upon his or her appointment. It is intended hereby to avoid the appearance or actuality of a conflict of interest. Such appointment shall be signified in writing by each party to the other, and the arbitrators so appointed, in the event of their failure to agree within 30 days upon the matter so submitted, shall appoint an umpire, who shall have had no prior business dealings or business relationship with either party and shall have had at least ten years' experience in the County of New York in a calling connected with the subject matter of the dispute.

20.3 In the case of the failure of such arbitrators to agree and their failure to agree upon an umpire, then such umpire shall be appointed by the American Arbitration Association or any successor thereto from its qualified panel of arbitrators, and shall be a person having at least 10 years' recent experience as to the subject matter in question.

20.4 In case either the Landlord or the Tenant shall fail to appoint an arbitrator as aforesaid, for a period of 20 days after written notice from the other party to make such appointment, then the arbitrator appointed by the party not in default hereunder shall appoint a second arbitrator and the two so appointed shall, in the event of their failure to agree upon any decision within 10 days thereafter, appoint an umpire.

20.5 The arbitrators and umpire, after being duly sworn to perform their duties with impartiality, without favoritism and with fidelity, shall proceed with all reasonable dispatch to determine the question submitted. The decision of the arbitrators and umpire, as the case may be, shall in any event be rendered within 30 days after their appointment, and such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to each of the parties. Any determination pursuant to the foregoing provisions shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. In making their determination, the arbitrators shall not subtract from, add to, or otherwise modify any of the provisions of this Lease. Landlord and Tenant may, at their own expense, be represented by counsel and employ expert witness in any such arbitration. If the determination of any such arbitrator under this Article with respect to the reasonability of any failure or refusal of Landlord to grant its consent or approval to any request for such consent or approval shall be adverse to Landlord, Landlord shall be deemed to have granted the requested consent or approval but that shall be Tenant's sole remedy in such event and Landlord shall not be liable to Tenant for a breach of Landlord's covenant not unreasonably to withhold such consent or approval.

20.6 The arbitration shall be conducted in accordance with Article 75 of the New York Civil Practice Law and Rules or any successor statute thereto, and the rules of the

American Arbitration Association, and the award of the arbitrators shall be binding, final and conclusive on the parties. The fees of the arbitrators and umpire and the expenses incident to the proceedings shall be borne equally between the Landlord and the Tenant. The fees, costs and disbursements of respective counsel engaged by the parties, and the fees, costs and disbursements of expert witnesses and other witnesses called for by the parties, shall be paid by the respective party engaging such counsel or calling or engaging such witnesses.

ARTICLE 21 - SHORING

The Tenant shall allow an adjoining owner desiring to excavate on its premises, or a municipality desiring to excavate a nearby street, to enter the Leased Premises and shore up a perimeter wall during such excavation. The Tenant shall, at the Tenant's own expense (except to extent Landlord is responsible in accordance with Article 30 hereof), repair or cause to be repaired, any damage caused to any part of the Leased Premises because of any excavation, construction work or other work of a similar nature which may be done on any property adjoining or adjacent to the Leased Premises, and the Landlord hereby assigns to the Tenant any and all rights to sue for or recover against such adjoining owners, or the parties causing such damages, the amounts expended or injuries sustained by the Tenant because of the provisions of this Article 21 requiring the Tenant to repair any damages sustained by such excavations, construction work or other work. If the adjoining landowner performing such work is Landlord or an affiliate of Landlord, then Landlord shall bear the costs of repair.

ARTICLE 22 - WAIVER OF REDEMPTION

The Tenant, for itself, for its creditors and for all Persons claiming by, through or under it, hereby expressly waives any and all rights which are or may be conferred upon the Tenant by any present or future law to redeem the Leased Premises, or to any new trial in any action of ejectment under any provision of law, after re-entry thereupon, or upon any part thereof, by the Landlord, or after any warrant to dispossess or judgment in ejectment. The Tenant hereby waives all rights under the provisions of Sections 761, 763, et. seq. of the Real Property Actions and Proceedings law and statutes of similar import now or hereafter enacted. If the Landlord shall have acquired possession of the Leased Premises by summary proceedings, or in any other lawful manner without judicial proceedings, it shall be deemed a re-entry within the meaning of that word as used in this Lease

ARTICLE 23 - VAULTS

This Lease includes, as appurtenant to the Leased Premises, any rights of the Landlord, or which the Landlord has authority to grant, in or to any vaults or other space in, under or over any adjoining avenue, street, highway or property, but if, by law, or by or in

consequence of the action of any authority hereinbefore referred to in Article 19, or by title paramount, the possession or use of any appurtenances to any Improvements now or hereafter erected on the Land (such as vaults, steam lines, show-windows, porches or any other thing or privilege), outside the boundaries of the Land shall be discontinued, such discontinuance shall in no way affect the liability of the Tenant to pay the full rent and perform all the covenants contained in this Lease. *Except* as may be otherwise expressly provided in Article 19, no diminution of the amount of space used by the Tenant, caused by legally required changes in the construction, equipment or operation of any Improvements now or hereafter erected on the Land, shall entitle the Tenant to any reduction or abatement of rent.

ARTICLE 24 - COVENANT OF QUIET ENJOYMENT

If and so long as the Tenant shall pay the Fixed Net Rent and additional rent reserved by this Lease, and shall duly perform and observe all the covenants and conditions herein contained on the part of the Tenant to be performed and observed, the Tenant shall quietly enjoy the Leased Premises, subject, however, to the terms, covenants and conditions of this Lease.

ARTICLE 25 - CONTINGENT ASSIGNMENT OF SUBLEASES

If the Tenant shall be in default in the payment of Fixed Net Rent or additional rent for 15 days after written demand therefor and until such default shall have been made good, the Tenant hereby assigns to the Landlord all subleases and subtenancies now or hereafter to be made of the Leased Premises or any parts thereof, as well as all rents or other sums of money which may hereafter become due and payable thereunder to the Tenant, together with all security at any time deposited for the payment of rent and the performance of any other terms of such subleases. Upon the curing of such Event of Default prior to the termination of this Lease by the Landlord by reason of such default or otherwise, such assignment shall become inoperative unless and until a further default under this Lease. From and after any such Event of Default and until the same is cured, any subleases or subtenancies of all or any portion of the Leased Premises may not be canceled, materially modified or surrendered back to the Tenant without the prior written consent of the Landlord obtained in each and every instance, and any such cancellation, surrender or material modification shall be of no force or effect. The Tenant shall not accept and no subtenant may pay rental more than one month in advance; *excepting* only real estate tax increases payable by any subtenant which may be collected six months in advance. The provisions of this Article 25 shall be set forth in each and every sublease of space in the Leased Premises.

ARTICLE 26 - WAIVER OF JURY TRIAL

The parties hereto waive a trial by jury on any or all disputes and issues arising in any summary proceeding, eviction action or other action or proceeding between them or their successors under or connected with this Lease or any of its provisions, any negotiations in connection therewith or the Tenant's use or occupation of the Leased Premises and the Improvements. The pendency of any dispute or issues hereunder shall in no event excuse the Tenant from the payment of the Fixed Net Rent and additional rent to the Landlord.

ARTICLE 27 - ASSIGNMENT AND SUBLETTING

27.1 With the Landlord's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), Tenant shall have the right to assign this Lease in whole (but not in part), or to sublet one or more units of not less than one full floor of the Leased Premises for the use set forth in this Lease, subject to and in compliance with all of the conditions set forth below in subsections (i) through (vi), both inclusive, i.e.:

(i) the Landlord shall receive written notice of such assignment or subletting and the proposed effective date thereof, not less than 15 days before the proposed execution of such assignment or sublease;

(ii) such assignment or subletting shall be in writing, duly executed by the Tenant and the assignee or subtenant, and, if an assignment, the assignee shall assume all of the obligations of Tenant under the Lease and, if a subletting, shall be for a term to end not later than the day prior to the expiration date of the Term;

(iii) a duplicate original of such assignment or sublease shall be delivered to the Landlord not more than 10 days after the execution and delivery of such sublease, and any sublease shall contain the provisions of Article 25 in favor of the Landlord;

(iv) the proposed assignee or subtenant shall be of a character reasonably satisfactory to the Landlord and the proposed assignee shall have a financial condition commensurate with the responsibilities undertaken;

(v) the Tenant and assignee or subtenant shall comply with the provisions of Article 50 to the extent required by law or regulation at the Tenant's sole cost and expense; and

(vi) any real property transfer taxes, gains taxes or other transfer related taxes related to the assignment or subletting shall be paid for solely by the Tenant, and the Tenant and any assignee or subtenant shall defend and save the Landlord harmless from any claim, loss or liability (including reasonable counsel and expert witness fees, costs and disbursements) for the same.

27.2 In the event that the Tenant requests Landlord's consent to a sublease of all or substantially all of the Leased Premises (other than to an Affilliate or a Tenant Affiliate as set forth in Section 27.4), the Landlord shall have the option, exercisable by giving written notice (the "Recapture Notice") to the Tenant, to terminate this Lease as of the later of (a) the proposed commencement date of the sublease or (b) 60 days from the date that the Landlord receives notice of the Tenant's desire to sublease the Leased Premises. In the event the Landlord exercises its option to terminate this Lease, then this Lease shall terminate as of the date set forth in the Recapture Notice as if such date were the date originally set as the Expiration Date in this Lease.

27.3 Within ten business days following the Landlord's receipt of the documents and information set forth in Section 27.1(i) through (iv), the Landlord shall advise the Tenant that the Landlord (a) consents to the subleasing or assignment, (b) does not consent to the subleasing or assignment or (c) elects to exercise its recapture right pursuant to Section 27.2. If Landlord fails to respond within ten business days, Tenant shall notify Landlord of its failure to respond, whereupon Landlord must respond within five business days of Tenant's notice. The failure of the Landlord to respond within such five-business-day period shall mean that the Landlord consents to the subleasing or assignment.

27.4 Notwithstanding anything to the contrary contained in this Article 27, Tenant may assign the Lease or sublet the Leased Premises, or any portion thereof consisting of a full floor or more, upon notice to Landlord, but without the requirement of Landlord's consent, to any Affiliate (as defined in Section 42.2) of Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant as a going concern of the business that is being conducted on the Leased Premises, all of which are referred to as "Tenant Affiliate," provided that before such assignment shall be effective said assignee shall assume, in full, the obligations of Tenant under this Lease. Any assignment (whether to an Affiliate, a Tenant Affiliate or to an unrelated third party) shall not, in any way, affect or limit the liability of Tenant under the terms of this Lease even if after such assignment or subletting the terms of this Lease are materially changed or altered without the consent of Tenant, the consent of which shall not be necessary, but such change or alteration of the Lease will not increase Tenant's liability hereunder, beyond what it would have been in the absence of such change or alteration of the Lease. An assignment or sublease to an Affiliate or a Tenant Affiliate (as distinguished from an assignment or subletting to an unrelated third party) shall not be subject to the profit sharing provisions of Section 27.7.

27.5 Notwithstanding the provisions of Section 27.1, Landlord consents to the continued leasing of the so-called "snack bar space" to George's Restaurant, currently in occupancy pursuant to a lease ("snack bar lease") dated September 1, 1993. Such snack bar lease has been assigned to Landlord pursuant to a separate Assignment Agreement of even date herewith. Landlord hereby assigns to Tenant, all of Landlord's right, title and interest in and to such snack bar lease, and Tenant hereby assumes and agrees to perform, all of the terms, covenants and conditions of such snack bar lease. Tenant further agrees to indemnify, defend and hold Landlord harmless from and against all loss, cost, liability and expense incurred or suffered by Landlord arising out of the snack bar lease, unless the same results from the negligence or willful acts of Landlord, its employees or agents. Tenant agrees that Tenant shall not extend the snack bar lease beyond its current outside expiration date, inclusive of all renewal options in the snack bar lease, which outside expiration date Tenant represents is August 31, 1999. After the expiration or earlier termination of the snack bar lease, and subject to the approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), Tenant may sublease the snack bar space (or a similar space elsewhere in the building) to a new (or the same) snack bar operator. The snack bar shall be solely for the benefit of Tenant's students, faculty and business invitees and not for the general public. Tenant shall also be permitted, subject to the consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), to sublease less than a full floor of space for the operation of a bookstore primarily serving Tenant's students. Such a subtenant must have reasonably demonstrable experience in the operation of a college-type bookstore. No sublease shall be for a term ending later than one day prior to the expiration of the Term. The snack bar lease and the bookstore lease shall not be subject to the profit-sharing provisions of Section 27.7.

27.6 Any assignment or subletting, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Lease shall be void. For purposes of this Lease, "assignment" shall include (a) transfer of a controlling interest in Tenant, (b) a transfer (by one or more transfers) of a controlling interest in any Person which, directly or indirectly, has a controlling interest in Tenant, (c) any merger or consolidation involving Tenant (whether or not Tenant is the surviving entity) or (d) any other business combination, joint venture, partnership or change in business form which has the effect of changing the ultimate beneficial ownership of Tenant or the operations of Tenant at the Leased Premises from that which exists on the date hereof . Pursuant to and upon compliance with the provisions of Section 27.4, assignments of the type specified in (a), (b), (c) and (d) above are permitted upon notice to Landlord, but without the requirement of Landlord's consent. Upon written request by Landlord, but no more often than once during any twelve-month period, Tenant shall deliver to Landlord a statement, certified as true by an officer of Tenant, that there has been no subletting, assignment, mortgage, pledge, encumbrance or transfer of this Lease in contravention of the provisions of this lease and enumerating such of the foregoing, if any, which have occurred in conformance with the provisions of this Lease.

27.7 If Landlord shall give its consent to any assignment of this Lease or to any sublease, Tenant shall, in consideration therefor, pay to Landlord, as additional rent:

(i) in the case of an assignment, an amount equal to 50% of all sums and other considerations actually paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale of Tenant's fixtures (except if such fixtures were sold at full market value as evidenced by a separate bill of sale), leasehold improvements, equipment, furniture, furnishings or other personal property, less, (a) in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns and (b) the actual costs and expenses incurred by Tenant in connection with such assignment, including the out-of-pocket cost of preparation of the space, legal and brokerage fees); and

(ii) in the case of any sublease of all or any part of the Leased Premises, 50% of any rents, additional charges or other consideration payable under the sublease to Tenant by the sub-subtenant which are in excess of the Fixed Net Rent and additional rent accruing during the term of the Lease in respect to the subleased space (at the fixed net rental rate payable by Tenant hereunder) pursuant to the terms hereof (including, but not limited to, sums paid for the sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture or other personal property, less, (a) in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns, and (b) the actual costs and expenses incurred by Tenant in connection with such subleasing, including the out-of-pocket cost of preparation of the space, legal and brokerage fees).

The sums payable under this paragraph 27.7 shall be paid to Landlord as additional rent as and when paid by the assignee or subtenant to Tenant. For purposes of this Article, the area of the Leased Premises is agreed to be 117,900 rentable square feet.

27.8 Landlord understands that, from time to time, movies companies conduct fiming in and/or about the Leased Premises and sometimes request the short-term use of space in the Leased Premises in connection with such filming. Notwithstanding anything to the contrary contained in this Article 27, Tenant may, without Landlord's consent, allow movie companies filming in and/or about the Leased Premises to use space in the Leased Premises on a short-term basis in connection with such filming. The terms and provisions of Section 27.7 hereof shall not be applicable to any such usage.

ARTICLE 28 - NO RIGHT TO MORTGAGE THIS LEASE

28.1 The Tenant shall have the no right, without the Landlord's prior written consent, which may be withheld in the Landlord's absolute discretion, to mortgage this Lease or the Tenant's leasehold interest.

ARTICLE 29 - TENANT'S FINANCIAL AND REGULATORY INFORMATION

29.1 The Tenant shall promptly notify the Landlord of any material adverse change in the Tenant's financial condition. Within ten business days following the preparation of the Tenant's quarterly and annual financial statements, but in no event later than forty-five days following the end of each fiscal quarter for quarterly statements and six months following year end for annual financial statements, the Tenant shall supply the Landlord with copies of such financial statements, certified as accurate by an officer of Landlord. Landlord agrees to keep confidential any financial information received from the Tenant (subject to requirements of law and submission to judicial process), except that Landlord may provide such information to its mortgagee or prospective mortgagee so long as such mortgagee or prospective mortgagee likewise agrees in writing to maintain the confidentiality of such information.

29.2 The Tenant shall supply the Landlord with copies of any notices, correspondence, court papers or other similar documents received by the Tenant from any Educational Regulatory Body (as hereinafter defined) suspending, revoking or threatening to revoke Tenant's funding, Tenant's license or Tenant's accreditation to operate its business as an educational institution. For purposes of this paragraph, "Educational Regulatory Body" includes:

(a) the New York State Board of Regents;
(b) the New York State Education Department:
(c) the New York State Higher Education Services Corporation;
(d) the United States Department of Education;
(e) the United States Department of Immigration and Naturalization;
(f) the Middle States Accrediting Association;
(g) any other Federal, state or regional agency which regulates, licenses or otherwise has authority over the Tenant's school, its operations, recruiting, funding or ethics.

29.3 Landlord agrees to keep all documents and information supplied by Tenant pursuant to this Article strictly confidential and will not disclose or supply copies of the same to any third party, unless compelled to do so pursuant to legal process.

ARTICLE 30 - CAPITAL EXPENDITURES

30.1 Pursuant to its obligations hereunder (see, e.g., Articles 8 and 9), Tenant may be required to make certain expenditures which would be classified as capital expenditures under generally accepted accounting principles. To reflect the long-term benefit of certain capital expenditures and the nature of this Lease as a six-year lease, the parties have agreed to an allocation of responsibility for items of a capital nature, as set forth below.

30.2 Expenditures with respect to the following items are excluded from the purview of this Article, it being the intention of the parties that, regardless of the characterization of such expenditures, the systems involved shall be the sole responsibility of Tenant: electrical system; heating, ventilation and air conditioning system; plumbing system; elevators; freight area; windows; any amounts reimbursed by insurance proceeds; any amounts expended for alterations not required by law or pursuant to Tenant's repair obligation.

30.3 With respect to all other matters involving capital expenditures (including but not limited to, expenditures with respect to the roof, facade, foundation, walls and water tower), the following rules shall govern the allocation of responsibility between Landlord and Tenant:

(a) all capital expenditures shall be deemed to have a useful life of fifteen years (180 months);

(b) capital expenditures shall include only hard costs (labor and materials); no soft costs (design, interest, etc.) shall be allocated, the parties intending such costs to be the responsibility of Tenant;

(c) in any calendar year the first $50,000 of capital expenditures shall be borne by Tenant (capital expenditures with respect to a particular item of work are deemed to have occurred in the lease year in which the work first commenced or the first payment was made by Tenant, whichever, is earlier, regardless of whether the work or the payments continue into the succeeding lease year);

(d) with respect to capital expenditures in any lease year in excess of $50,000, Tenant shall pay all of such costs, but, provided that Landlord's consent to the Alteration in question shall have previously been obtained in accordance with Article 35, Tenant shall be entitled to reimbursement from Landlord at the end of the Term in accordance with the following formula:

LL = CE x (180 - NR)/180 x 60%, where

LL = Landlord's reimbursement obligation
CE = capital expenditures to be allocated

NR = number of full months remaining in Lease term from the earlier of the first work or the first payment with respect to the capital improvement for which reimbursement is sought by Tenant. For purposes of this calculation the full lease term of six years is used, disregarding any right on the part of Tenant to terminate after five years.

Example: Tenant commences work on a capital item in the twelfth month of the lease. The total expenditures are $118,000, including $8,000 of soft costs. No other capital expenditures were incurred in that calendar year. Landlord's reimbursement obligation is as follows: the $8,000 of soft costs and the first $50,000 of the remainder are disregarded, leaving $60,000 to be allocated. There were 60 months left in the lease when the work was started so Landlord's responsibility is $60,000 x (180 - 60)/180 x 60%, or $24,000.

In the event that at the end of the Term, Tenant has failed to pay any item of Fixed Net Rent or additional and the amount of the security deposit on hand is not sufficient to compensate Landlord for Tenant's default, then Landlord shall be entitled to offset against the reimbursement otherwise payable to Tenant pursuant to this paragraph an amount equal to the sum necessary to cure Tenant's default.

30.4 With respect to the east common wall of the building, Tenant has commenced, or is about to commence, repair work on that wall and Landlord hereby consents to such work. Expenditures for such repairs shall be disregarded in the calculation of capital expenditures, Tenant to be 100% responsible for such costs.

ARTICLE 31 - WAIVERS AND SURRENDERS TO BE IN WRITING

The receipt of rent by the Landlord, with knowledge of any breach of this Lease by the Tenant or of any default on the part of the Tenant in the observance or performance of any of the conditions or covenants of this Lease, shall not be deemed to be a waiver of any provision of this Lease. No failure on the part of the Landlord or of the Tenant to enforce any covenant or provision herein contained, nor any waiver of any right thereunder by the Landlord or the Tenant, unless in writing and signed and delivered by the Landlord or the Tenant as the case may be, shall discharge or invalidate such covenant or provision or affect the right of the Landlord or the Tenant to enforce the same in the event of any subsequent breach or default. The receipt by the Landlord of any rent or any other sum of money or any other consideration hereunder paid by the Tenant after the termination, in any manner, of the Term herein demised, shall not reinstate, continue or extend the Term herein demised, unless first so agreed to in writing and signed and delivered by the Landlord. Neither acceptance of the keys nor any other act or thing done by the Landlord or any agent or employee during the Term of this Lease shall be deemed to be an acceptance of a surrender of the Leased

Premises, *excepting* only an agreement in writing signed and delivered by the Landlord accepting or agreeing to accept such a surrender.

ARTICLE 32 - RIGHTS CUMULATIVE

The rights given to the Landlord or the Tenant herein are in addition to any rights that may be given to the Landlord or Tenant by any statute or otherwise. All the rights and remedies of the Landlord or the Tenant under this Lease or pursuant to present or future law shall be deemed to be separate, distinct and cumulative, and no one or more of them, whether exercised or not, nor any mention of or reference to, any one or more of them in this Lease, shall be deemed to be in exclusion of, or a waiver of, any of the others, or of any of the rights or remedies which the Landlord or the Tenant may have, whether by present or future law or pursuant to this Lease, and the Landlord and the Tenant shall have, to the fullest extent permitted by law, the right to enforce any rights or remedies separately and to take any lawful action or proceedings to exercise or enforce any right or remedy without thereby waiving or being barred or estopped from exercising and enforcing any other rights and remedies by appropriate actions or proceedings.

ARTICLE 33 - REMOVAL OF PERSONAL PROPERTY; HOLDOVER

33.1 The Tenant shall, on or before the last day of the Term of this Lease, or on the sooner termination thereof, peaceably and quietly leave, surrender and yield up unto the Landlord the Leased Premises, free of subtenancies or other occupancies unless the Landlord shall have previously consented in writing to their continuance beyond the Term (or sooner termination thereof), broom-clean, together with all alterations, additions and improvements which may have been made upon the Leased Premises, *except* movable furniture, movable personal property or movable trade fixtures put in at the expense of the Tenant or at the expense of any subtenant, subject, however, to the provisions of this Article 33. All the property removable pursuant to the provisions of this Article 33 shall be removed by the Tenant on or before the date hereinabove in this Article 33 indicated, and all property not so removed shall be deemed abandoned by the Tenant.

33.2 Should the Tenant or any subtenant or Person holding by or through or under the Tenant fail duly to vacate and surrender the Leased Premises at the end of the Term, the Tenant shall pay to Landlord for each month (or portion thereof) during which the Tenant (or any Person holding by or through or under the Tenant) holds over after the Expiration Date, a sum equal, (a) during the first thirty days after the Expiration Date, to 1.25 times, (b) during the next thirty days, to 1.5 times and (c) thereafter, to 2.0 times the Fixed Net Rent applicable during the last year of the Term, plus all additional rent otherwise payable by Tenant hereunder (e.g. real estate taxes and water and sewer charges) and, in addition, the Tenant shall and hereby agrees to reimburse the Landlord for the reasonable cost and expense

including reasonable counsel and expert witness fees, costs and disbursements, poundage and the costs of removing Tenant, such subtenant or such Person. No holding over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Leased Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article. All of Tenant's obligations under this Article shall survive the expiration or earlier termination of the Term of this Lease.

ARTICLE 34 - SALE OR CONVEYANCE OF PREMISES AND LIMITS OF LIABILITY OF THE LANDLORD

The term "Landlord", as used in this Lease, means only the owner for the time being of the Leased Premises, so that in the event of any sale or transfer of the Leased Premises and the assumption of this Lease by the Purchaser, the seller shall (except with respect to any security deposit or tax escrows Landlord or Landlord's mortgagee may have received which have not been paid over to the taxing authorities or to the purchaser) be and hereby is entirely freed and relieved of all covenants and obligations of the Landlord hereunder thereafter arising, and it shall be deemed and construed, without further agreement between the parties or among the parties and the purchaser of the Leased Premises, that such purchaser has assumed and agreed to carry out any and all covenants and obligations of the Landlord hereunder. If the Landlord or any successor in interest shall be an individual or individuals who are joint venturers, tenants in common, members of a firm, a general or limited partnership, a limited liability company or a limited liability partnership or a corporation, it is specifically understood and agreed that the monetary liability of such individual or of the members of that firm, corporation, partnership, limited liability company or limited liability partnership or joint venture, in relation to any covenants or conditions under this Lease, shall be strictly limited to the equity (if any) of the Landlord in the Leased Premises, in the event of a breach by the Landlord, of any of the terms, covenants and conditions of the Lease to be performed or observed by the Landlord. Except as expressly provided in this Lease, there shall be no personal liability upon the part of the Landlord.

To the extent that Tenant is granted any right of abatement or offest under this Lease, Tenant shall not lose such right after a sale or conveyance by Landlord by reason of the event giving rise to such right having occurred prior to such sale or conveyance.

ARTICLE 35 - ALTERATIONS

35.1 Tenant shall not make or perform, or permit the making or performance of, any structural alterations, demolition, installations, improvements, additions or other physical

changes in or about the Leased Premises (referred to collectively, as "Alterations") without Landlord's prior consent. Landlord's consent to any non-structural alterations shall not be required. Landlord's consent to any structural Alterations shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing provisions of this Section or Landlord's consent to any Alterations, all Alterations shall be made and performed in conformity with and subject to the following provisions: (1) Subject to Article 30 hereof, all Alterations shall be made and performed at Tenant's sole cost and expense; (2) Structural Alterations shall be made only by contractors or mechanics approved by Landlord, such approval not unreasonably to be withheld, conditioned or delayed by Landlord; (3) no Alteration shall reduce the value or utility of the Building; (4) no Alteration shall materially adversely affect the outside appearance of the Building; (5) intentionally omitted; (6) Tenant shall submit to Landlord detailed plans and specifications (including layout, architectural, mechanical and structural drawings) for each proposed structural Alteration and shall not commence any such Alteration without first obtaining Landlord's approval of such plans and specifications; (7) prior to the commencement of each proposed structural Alteration, Tenant shall have procured and paid for and exhibited to Landlord, so far as the same may be required from time to time, all permits and authorizations of all municipal departments and governmental subdivisions and authorities having or claiming jurisdiction which are necessary for the performance of the Alteration; (8) prior to the commencement of each proposed Alteration by Tenant, Tenant shall furnish to Landlord reasonably satisfactory evidence of worker's compensation insurance covering all workers to be employed in connection with such Alteration, including those to be employed by all contractors and subcontractors, and of comprehensive public liability insurance (including property damage coverage) in which Landlord and its agents shall be named as parties insured, which policies shall be issued by companies, and shall be in form and amounts, reasonably satisfactory to Landlord, and shall be maintained by Tenant until the completion of such Alteration; (9) all fireproof wood test reports, electrical and air conditioning certificates, and all other permits, approvals and certificates required by all governmental authorities shall be timely obtained by Tenant and submitted to Landlord; (10) all Alterations once commenced shall be made promptly and in a good and workmanlike manner and shall be prosecuted with due diligence, continuity and dispatch; (11) notwithstanding Landlord's approval of plans and specifications for any Alteration, all Alterations shall be made and performed in full compliance with all applicable laws, orders and regulations (including, but not limited to, the New York State Energy Conservation Construction Code and the Americans With Disabilities Act) of Federal, State, County and Municipal authorities and with all directions, pursuant to law, of all public officers, and with all applicable rules, orders, regulations and requirements of the New York Board of Fire Underwriters and the New York Fire Insurance Rating Organization or any similar body; (12) intentionally omitted; (13) all materials and equipment to be installed, incorporated or located in the Leased Premises as a result of all structural Alterations shall be new and good quality; no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement of any kind; (14) intentionally omitted; (15) in the event Landlord employs any independent architect or engineer to examine any plans or specifications submitted by Tenant to Landlord in

connection with any proposed Alteration, Tenant agrees to pay Landlord a sum equal to any reasonable out-of-pocket fees actually incurred by Landlord in connection therewith.

35.2 (a) In the event that Tenant wishes to undertake Alterations requiring Landlord's approval, Tenant shall submit to Landlord detailed plans and specifications for such Alterations and the names of Tenant's general contractor and the names of the subcontractors for the principal trades. Landlord shall inform Tenant within ten business days whether or not Landlord approves such Alterations, contractors and subcontractors.

(b) In the event that Landlord disapproves Tenant's proposed Alterations, contractors or subcontractors, Landlord shall provide reasons therefor and, with respect to the proposed Alterations, if feasible, suggest changes thereto which would meet with Landlord's approval. Tenant may submit revised plans and specifications which satisfy Landlord's objections and Landlord shall have five business days in which to review such revised plans and specifications.

(c) If Landlord fails to respond within the time periods set forth above, Tenant shall notify Landlord of its failure to respond timely, in which event Landlord shall have five additional business days in which to respond, failing which, Landlord will be deemed to have granted its approval.

(d) If Tenant, in fulfillment of its repair obligations hereunder is required to or feels it necessary to make an Alteration which would require the consent of Landlord hereunder, then in the event of an emergency or imminent threat to the health and safety of the occupants of the Building or the general public, Tenant may proceed immediately to make such repairs and shall provide notice thereof simultaneously therewith or as soon as possible after commencement of the work. For non-emergent situations, repairs of a structural nature shall proceed on the same basis as other structural alterations.

35.3 Without in any way limiting the generality of the provisions of Section 35.1, all Alterations shall be made and performed in full compliance with (a) New York City Local Law #5 of 1973 (as amended), Local Law #16 of 1984 (as amended), Local Law #16 of 1987 (as amended) and any successor laws of like import and (b) all standards and practices adopted by Landlord for fire safety or health safety, or both, in or for the Building.

35.4 If any laws, orders, rules or regulations of any applicable governmental authority require that any asbestos or other hazardous material contained in or about the Leased Premises be removed or dealt with in any particular manner in connection with any Alterations of the Leased Premises, then it shall be Tenant's obligation, at Tenant's sole expense, to remove or so deal with such asbestos or other hazardous material in accordance with all such laws, orders, rules and regulations.

35.5 Any dispute with respect to the reasonability of any failure or refusal of Landlord to grant its consent or approval to any request for such consent or approval pursuant to the provisions of Article 35, with respect to which request Landlord has agreed not unreasonably to withhold such consent or approval, may be submitted to arbitration by either party, by notice to the other, and, if so submitted, shall be finally determined by arbitration in the City of New York in accordance with the provisions of Article 20 hereof.

35.6 Any and all alterations, additions and improvements placed upon the Leased Premises by the Tenant, as well as non-trade fixtures and articles of personal property attached to or used in connection with the Leased Premises, shall become the sole property of the Landlord at the end or other termination of this Lease and shall be surrendered to the Landlord, *except* that the movable furniture, movable personal property and movable trade fixtures put in at the sole expense of the Tenant or any subtenant, which, pursuant to the provisions of Article 33, may be removed by the Tenant or any subtenant at or before the expiration or sooner termination of this Lease, shall not be deemed to be attached to the freehold nor the property of, nor surrendered to, the Landlord. Any damage to the Demised Premises by any such removal shall be corrected at Tenant's sole cost and expense. Anything left in the Demised Premises at the expiration of the Term (or early cancellation) shall be conclusively deemed abandoned by the Tenant.

ARTICLE 36 - LANDLORD AND TENANT TO FURNISH STATEMENT

36.1 Either party within 10 business days will, upon written request of the other (but not more often than twice in any calendar year), furnish a written statement, duly acknowledged, as to (i) whether this Lease is unmodified and in full force and effect; (ii) whether this Lease has been modified or amended in any respect and submitting copies of such modifications, if any; (iii) whether there are any defaults hereunder to the knowledge of such party and specifying the nature of such defaults, if any; (iv) the amount of Fixed Net Rent and additional rent due, if any; and (v) whether there are any offsets or defenses to the knowledge of such party.

36.2 Upon the failure of the Landlord or the Tenant, as the case may be, to furnish such statements within the applicable periods, it shall be conclusively presumed that this Lease is in full force and effect and that there are no defaults hereunder.

ARTICLE 37 - ACCESS TO LEASED PREMISES

37.1 Landlord and its agents shall have the following rights in and about the Leased Premises: to enter the Leased Premises at reasonable times upon reasonable prior notice, except in an emergency, (i) to inspect the Leased Premises or for any of the purposes set forth in this Lease or exercising any right or remedy reserved to Landlord in this Lease, and if

Tenant, its officers, partners, agents or employees shall not be personally present or shall not open and permit an entry into the Leased Premises at any time when such entry shall be permissible, to use a master key or, in the event of an emergency or when Tenant has abandoned the Leased Premises, to forcibly enter the Leased Premises; (ii) to exhibit the Leased Premises to prospective purchasers, mortgagees or tenants, but Landlord may only show the Leased Premises to prospective tenants during the last year of the Term and, in all such cases (i) and (ii), except in an emergency, at Tenant's option, accompanied by a representative of Tenant (but Tenant may not delay the showing of the Leased Premises on grounds of lack of availability of a Tenant representative); (iii) pursuant to Article 13, to make such repairs or to perform such maintenance, including, but not limited to, the maintenance of all heating, air conditioning, elevator, plumbing, electrical and other mechanical facilities, as are necessary; (iv) to take all materials into and upon the Leased Premises that may be required in connection with any such decorations, repairs, alterations improvements, additions or maintenance. The holder of any mortgage affecting the Leased Premises shall have the right to enter the Leased Premises at reasonable times upon reasonable prior notice (and, at Tenant's option, accompanied by a Tenant representative), except in an emergency, to examine the Leased Premises or for the purposes of exercising any right reserved to Landlord under this Section.

37.2 Nothing contained in this Article shall impose any obligation upon Landlord with respect to the operation, maintenance, alteration or repair of the Leased Premises.

37.3 Landlord and its agents shall have the right to permit access to the Leased Premises, whether or not Tenant shall be present, to any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or reasonably purporting to be entitled to, such access for the purpose of taking possession of, or removing, any property of Tenant or any other occupant of the Leased Premises, or for any other lawful purpose, or by any representative of the fire, police, building, sanitation or other department of the City, State or Federal Governments. Neither anything contained in this Section, nor any action taken by Landlord under this Section, shall be deemed to constitute recognition by Landlord that any person other than Tenant has any right or interest in this Lease or the Leased Premises.

37.4 During the last year of the Term the Landlord may post and maintain, without hindrance or molestation, a single sign or notice (not exceeding two feet by three feet) indicating that the Demised Premises are for sale and/or for rent. No such sign shall be affixed to a door or window of the Improvements.

37.5 The exercise by Landlord or its agents of any right reserved to Landlord in this Article shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord, or its agents, or upon any lessor

under any ground or underlying lease, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise.

ARTICLE 38 - SURRENDER AT END OF TERM

38.1 On the last day of the Term hereof, or on the earlier termination of the Term, the Tenant shall peaceably and quietly leave, quit, vacate, surrender and deliver the Leased Premises, including the Improvements, to the Landlord, in compliance with Articles 33 and 50, in good repair, order and condition, reasonable use, wear and tear excepted and subject to Articles 12 and 19. The Tenant shall preserve for a period of six years after the end of the Term and make available to the Landlord upon request from time to time and at any reasonable time all records and other documents in the possession of the Tenant or under its control relating to the Leased Premises or the operation thereof.

ARTICLE 39 - COVENANTS BINDING ON SUCCESSORS AND ASSIGNS

39.1 The covenants, agreements, terms, provisions and conditions contained in this Lease shall apply to and inure to the benefit of and be binding upon the Landlord and the Tenant, and their respective successors, assigns, heirs, executors, administrators and personal representatives, *except* as expressly otherwise herein provided. This Lease is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of Article 27) their respective successors and assigns, heirs, executors, administrators and personal representatives, and none of the provisions of this Lease is intended to be, nor shall they be construed to be, for the benefit of or enforceable by any Person who or which is not a party hereto.

ARTICLE 40 - CONSENTS

40.1 *Except* in those cases where this Lease provides that a consent my be withheld or granted by a party in its sole or absolute discretion or similar words are used, if the consent or approval of either party hereto shall be required, the parties hereto agree that such consent shall not be unreasonably withheld, delayed or conditioned and a response to a request for which shall not be unreasonably delayed.

40.2 Wherever in this Lease express provision is made to the effect that one party will not, in certain circumstances or regarding certain matters, unreasonably withhold its consent or approval, then in no event shall the other party be entitled to make, nor shall such party make, any claim (and such party hereby waives any and all claims) for money damages directly or by way of set off, counterclaim or defense based upon any assertion by such other party that the first party has unreasonably withheld its consent or approval, it being understood and agreed that such other party's sole remedy with reference thereto shall be an

action or proceeding to enforce the relevant provision, or for specific performance, injunction or declaratory judgment or arbitration with reference thereto.

ARTICLE 41 - ENTIRE AGREEMENT

41.1 This Lease contains the entire agreement between the parties and shall not be modified in any manner *except* by an instrument in writing signed and delivered by the parties or their respective successors in interest. Neither this Lease nor a memorandum thereof shall be recorded and any such recording by Tenant shall constitute a material breach of this Lease.

41.2 The parties mutually agree that all understandings and agreements heretofore had between the parties or their respective agents or representatives are merged in this Lease and the Schedules hereto annexed, which alone fully and completely express their agreement, and that this Lease has been entered into after full investigation by each of the parties, each of the parties relying exclusively on its own independent investigation and evaluation of every aspect of the Leased Premises and this transaction, and none of the parties relying upon any statement or representation by any other unless such statement or representation is specifically embodied in this Lease or the Schedules hereto annexed.

ARTICLE 42 - DEFINITIONS HEREIN

42.1 As used herein, the expression "the Term of this Lease", "Term" or the like, shall be deemed to be the period specified in Article 1.

42.2 (a) The terms "Demised Premises" and "Leased Premises", shall have the meaning set forth in Section 1.1 hereof.

(b) The term "Building Equipment" shall be construed to mean machinery, boilers, apparatus, equipment, fittings, elevators, plumbing, lighting, cooling and heating fixtures and equipment and other personal property, including air-conditioning, heating, ventilating, computing and security units and systems (*except* where such items of personal property are owned by occupancy tenants), used or procured for use in connection with the operation and maintenance of the Improvements on the Land.

(c) The term "Improvements" shall be construed to mean the structures or buildings, additions thereto and replacements thereof, now on the Land or hereafter erected on the Land, including all Building Equipment, apparatus, machinery and fixtures of every kind and nature forming part of such structures or buildings, or of any structures or buildings hereafter standing on the Land, or on any part thereof and articles of personal property now or at any time hereafter affixed to, attached to, placed upon, or used in any way in connection with the complete and comfortable use, enjoyment, occupancy or operation of, any such

structures or buildings (excluding any articles of personal property which are owned by Tenant or any other tenant or occupant of the such structures and buildings).

(d) The term "Interest" shall be deemed to mean interest at a rate of one and one-half (1.5%) percent per month.

(e) The words "re-enter" and "re-entry" as used herein are not restricted to their technical legal meaning.

(f) "Affiliate" of, or a Person "Affiliated" with, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common control with, the Person specified (it being understood and agreed that, for purposes of this Lease, each general partner of a partnership and each member of a limited liability company or limited liability partnership shall be deemed to be a Controlling Person of that partnership or company). The terms "Conrols," "Controlled by," and "Controlling Person" shall have meanings corresponding to the meaning of the term "Person Who Controls" as set forth in (g) below.

(g) "Controlling Interest" means the Person or group of Persons who own, possess and may exercise the power, jointly or individually, directly or indirectly, to direct or cause the direction of, and make decisions with respect to, the management of Tenant or other Person in question or the management, operation, policies, leasing, maintenance, restoration, conveyance, and mortgaging of and with respect to the Leased Premised and the Improvements, and "Person Who Controls" Lender or other Person in question means such Person or group of Persons and each of them.

(h) "Person" means an individual, a corporation, limited liability company, limited liability partnership, a partnership, a joint venture, an association, a joint stock company, a business trust, an unincorporated organization or other entity;

42.3 The captions of this Lease and the index preceding this Lease are for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

42.4 All the provisions of this Lease shall be deemed and construed to be "conditions" as well as "covenants", as though the words specifically expressing or importing covenants and conditions were used in each separate provision hereof.

42.5 Words of any gender in this Lease shall be held to include any other gender and words in the singular number shall be held to include the plural when the sense requires. The word "including" shall be deemed to read "including but not limited to".

42.6 If and to the extent that a provision of this Lease shall be unlawful or contrary to public policy, the same shall not be deemed to invalidate the other provisions of this Lease.

42.7 References herein to laws, rules, requirements, orders, directives, ordinances and regulations shall be deemed also to refer to any successor laws, rules, requirements, orders, directives, ordinances or regulations that may be enacted, adopted, issued or entered after the date hereof.

ARTICLE 43 - NOTICES

43.1 Any notice, demand or other communication (herein collectively called "notices") which, under the terms of this Lease or under any statute, must or may be given by the parties hereto shall be in writing and shall be given by mailing the same by registered or certified mail, return receipt requested, or sending the same by a recognized overnight courier service providing evidence of delivery, in a prepaid wrapper addressed, (i) in the case of notices to the Landlord, to the Landlord at the address set forth at the top of this Lease, with a copy to Allan Feingertz, Esq., 888 Seventh Avenue, New York, New York 10106, and (ii) in the case of the Tenant, to the Tenant (to the attention of Thomas Coleman, President) at the address set forth at the top of this Lease, with a copy to Michael S. Wien, Esq., Sonnenschein Nath & Rosenthal, 1221 Avenue of the Americas, 24th Floor New York, New York 10020. The Landlord or the Tenant may designate by notice in writing a new or other address (in the United States) to which notices shall thereafter be given. Any notice given hereunder shall be deemed given when received or when delivery is refused as shown by the return receipt.

ARTICLE 44 - EARLY TERMINATION OPTION

Upon written notice given to Landlord not later than Decembert 31, 2001, time being of the essence, Tenant, at Tenant's option, may elect to terminate this Lease effective December 31, 2002. Upon the giving of such notice, the Expiration Date shall become December 31, 2002 as if that date were the Expiration Date originally set forth in this Lease. Tenant's exercise of this early termination option shall not increase the Landlord's responsibilities with respect to capital improvements set forth in Article 30 hereof.

ARTICLE 45 - SECURITY DEPOSIT

45.1 The Tenant has deposited with the Landlord the sum of $200,000 (such sum, as increased or decreased as hereinafter described in this Article 45, the "Deposit") to secure the faithful performance by the Tenant of all the terms, conditions, covenants and agreements of this lease, and to make good to the Landlord any damage which it may sustain by reason of

any act or omission of the Tenant. The Landlord shall segregate the Deposit as a trust fund not to be mingled with other funds of the Landlord, and if, during the term of this Lease, the Landlord shall sell, exchange or lease the entire building, subject to this Lease, or, being the lessee thereof, shall assign its lease, the Landlord shall pay or transfer the Deposit to such grantee, lessee, or assignee, as the case may be, and, in such event, the Landlord shall be released from all responsibility and liability in connection therewith, and the Tenant will look solely to said grantee, lessee, or assignee for its return. Unless the Deposit is invested as set forth in the following sentence, it shall be deposited with a bank or trust company, savings bank or savings and loan association with offices in New York City, and the Landlord shall advise the Tenant of the name and address thereof and such shall be deposited in one or more interest-bearing accounts. Landlord may invest the Deposit with financial institutions other than those set forth in the preceding sentence, provided (a) such institutions have not less than $100,000,000 in assets, (b) Landlord, and not the institution, determines the manner in which the Deposit is invested and (c) the investments are in (i) United States government securities (or securities backed by the full faith and credit of the United States), (ii) United States commercial bank money-market funds or (iii) United States commercial bank certificates of deposit (provided that with respect to (ii) and (iii) above, such United States commercial banks have not less than $100,000,000 in assets). Subject to the provisions of applicable law, the Tenant shall be entitled to the payment of interest upon such Deposit at the rate of 5% per annum, which shall be paid to the Tenant on each six-month anniversary of the Commencement Date. The Tenant's interest in said Deposit shall not be assigned or encumbered without the written consent of the Landlord. Within thirty (30) days after the expiration of the term, the amount of said Deposit including any accrued and unpaid interest shall be repaid to the Tenant, less any proper charges against the same, as hereinabove or hereinafter provided. If the Tenant shall at any time be in default with respect to any payment of rent or of additional rent or of any other payment due from the Tenant to the Landlord under this lease beyond any applicable notice and cure period the Landlord may, at its option, apply such portion of said Deposit as may be adequate to cure such default, including, but not by way of limitation, reasonable interest, costs, fees and other expenses, paid or incurred by the Landlord, as permitted under the terms of this Lease, and thereafter such portion so applied shall be free from any claim by the Tenant for its return. If the Landlord shall terminate this Lease or re-enter the Leased Premises by reason of a default by Tenant, pursuant to the provisions of this Lease, no such termination of this Lease or re-entry by the Landlord for default of the Tenant shall entitle the Tenant to the immediate return of any part of the Deposit, and the Landlord shall continue to hold the Deposit, as security for the performance of the Tenant's obligations, until the date herein expressly fixed for the expiration of the Term, and apply the same from time to time to the unpaid obligations of the Tenant, under the same terms and conditions as if the Lease were still in full force and effect. The retention of such Deposit, after such termination or re-entry, shall not impair or otherwise affect the Tenant's liability to the Landlord during the balance of the Term. If, at any time prior to the expiration of this Lease, the said Deposit shall be diminished, by reason of the Landlord's having applied any part thereof in accordance with the provisions of this paragraph, the Tenant shall pay over to the Landlord within fifteen days of demand, the

equivalent of such decrease, to be added to said Deposit and to be held and applied in accordance with the provisions of this paragraph.

45.2 Subject to the provisions of this paragraph, the Deposit required hereunder shall be increased by twenty additional increments of $20,000.00 each, on each three-month anniversary of the Commencement Date and, on or before each such three-month anniversary, the Tenant shall pay to the Landlord an additional $20,000.00, until such time as the Deposit equals $600,000 ("Tenant's Maximum Deposit Obligation"). Unless the Landlord has exercised its right of offset as set forth below, each such payment shall be made with the amortization payments required to be made under a certain promissory note (the "Note") dated as of even date herewith from the Landlord to the Tenant in the principal amount of $400,000 which requires amortization payments, each in the amount of $20,000.00, on an identical schedule. The Tenant authorizes and directs the Landlord to use the amortization payments due under the promissory note to increase the Deposit. The Landlord shall provide evidence reasonably satisfactory to the Tenant that the Landlord has so increased the Deposit. To secure the payments to be made pursuant to the Note, Landlord has caused to be issued in Tenant's favor a letter of credit (together with any replacement letter of credit issued to Tenant in accordance with the Note, the "Letter of Credit") issued by Prudential Bank and Trust Company. If the Landlord fails to so make a required payment or to provide evidence reasonably satisfactory to Tenant of such payment, and such failure continues for a period of five (5) business days following notice from Tenant to Landlord, then the Tenant may, as set forth in the Note, draw on the Letter of Credit. Should the Tenant so exercise its right to draw on the Letter of Credit with respect to a quarterly amortization payment, (a) the applicable quarterly amortization payment that Landlord was required to have made under the Note shall be deemed to have been made and (b) Tenant may retain such amount, Tenant's Maximum Deposit Obligation shall be reduced by such amount, and Tenant shall not be obligated to use such sum to increase the Deposit. If the Tenant shall default hereunder, and such default continues beyond the expiration of any applicable notice and cure period, then the Landlord may offset against its required payments under this paragaph 45.2 and the promissory note, before resorting to the Deposit on hand, any sums owed to the Landlord under this Lease.

Notwithstanding anything in this Section to the contrary, if an "Acceleration Event" (as defined in the Note) shall occur, (a) all of the outstanding principal and accrued interest and other sums (if any) payable under the Note shall, at Tenant's option, be immediately due and payable to Tenant in immediately available funds, as provided in the Note, and (b) if Tenant shall so elect to accelerate the maturity of the Note, (i) Tenant may, to the extent that such principal and interest and other sums (if any) are not paid to Tenant, draw on the Letter of Credit as set forth in the Note, (ii) the Deposit requirement will no longer be increased as provided in the first sentence of this Section, and (iii) Tenant's Maximum Deposit Obligation shall be reduced by the amount so drawn under the Letter of Credit. In addition, notwithstanding anything in this Section to the contrary, if all outstanding principal, accrued interest and other sums (if any) payable under the Note shall be prepaid in accordance with

the Note, (y) the Deposit requirement will no longer be increased and (z) Tenant's Maximum Deposit Obligation shall be reduced by the amount so prepaid under the Note.

45.3 Tenant acknowledges that Landlord is relying on the monthly payments of Fixed Net Rent in order to pay its monthly mortgage payments. In addition to Landlord's rights and remedies upon Tenant's default, if Tenant shall fail to pay any installment of Fixed Net Rent by the tenth day of any calendar month, even if such failure does not constitute an Event of Default hereunder, Landlord may use a portion of the Deposit to make its mortgage payment for that calendar month. Should Tenant thereafter make its required payment of Fixed Net Rent, Landlord shall restore the amount of the Deposit previously drawn upon by Landlord. This Section 45.3 is intended solely for the convenience of the Landlord. Nothing contained herein shall constitute a waiver of any default by Tenant or imply that Tenant may regularly make late payments of Fixed Net Rent.

ARTICLE 46 Intentionally omitted.

ARTICLE 47 - NO BROKER

The Landlord and the Tenant covenant, warrant and represent that there was no broker, salesperson or finder instrumental in consummating this Lease, and that no conversations or negotiations were had with any broker, salesperson or finder concerning the leasing of the Leased Premises. If the foregoing representation is breached, the breaching party shall defend, indemnify, save and hold the non-breaching party harmless (including such party's reasonable counsel and expert witness fees, costs and disbursements) from any alleged or actual brokerage claim with respect to this Lease and the Leased Premises by any claimant.

ARTICLE 48 Intentionally omitted.

ARTICLE 49 - FORCE MAJEURE

In the event the Tenant is delayed in complying with any of its non-financial obligations set forth in this Lease by reason of the future enactment of any law or issuance of any governmental order, rule or regulation establishing rationing or priorities in the use of materials or restricting the use of labor, or by reason of delays due to strikes (whether by Tenant's staff or otherwise), lock-outs, acts of God, enemy action, civil commotion, fire or other unavoidable casualty or unavailability of construction materials, or changes in building plans, if any, made necessary in order to comply with the requirements of the zoning resolutions or any other cause (whether similar or dissimilar in nature to the foregoing) beyond the Tenant's reasonable control, then the time within which the Tenant shall comply with such obligations shall be extended for such period of time as the Tenant shall have been

so delayed, it being understood and agreed however that the Tenant shall nevertheless pay the Fixed Net Rent and additional rent under this Lease without delay.

ARTICLE 50 - ENVIRONMENTAL MATTERS

50.1 The Tenant shall, at the Tenant's sole cost and expense, comply with all Municipal, County, State, Federal and other laws, rules and regulations relating to the protection and preservation of human health, worker safety and the environment now or hereafter enacted pertaining or relating to the Leased Premises. The use, generation, handling, storage, production, processing and disposal of Hazardous Substances in quantities or conditions that would violate or give rise to any obligation to take remedial or other action under any applicable environmental laws is expressly prohibited; provided, however, that the foregoing shall not be deemed to prohibit any abatement of any Hazardous Substances located at the Leased Premises. No asbestos or asbestos-containng materials shall be installed in the Leased Premises. Unless the same shall be the direct result of any action or negligence by Landlord, its employees or agents or tenant/licensees (other than Tenant), the Tenant shall indemnify, defend and save harmless the Landlord and each of its members from and against (i) any and all fines, penalties, suits, procedures, damages, claims, remediation costs, reasonable consultants' fees, reasonable counsel and expert witness fees, reasonable costs and disbursements and actions of any kind arising out of, or in any way connected with, any use, storage, discharge or Spill of Hazardous or Toxic Substances at or in the Leased Premises which occur or which are asserted to have occurred during the Term of this Lease, and (ii) any and all fines, suits, procedures, claims and actions of any kind arising out of the Tenant's failure to provide all information, make all submissions and take all actions required by the United States Environmental Protection Agency ("EPA"), the Occupational Health and Safety Administration ("OSHA"), the New York State Department of Environmental Conservation ("DEC"), the New York State Department of Health ("SDOH"), the New York State Department of Labor ("DOL"), the New York City Department of Environmental Protection ("DEP"), the New York City Department of Health ("CDOH"), the New York City Department of Housing Preservation and Development ("HPD") or any successor agency or any other governmental agency. For purposes of this Lease, any release or discharge from, to, over, under or in the Demised Premises of Hazardous or Toxic Substances shall constitute a "Spill". The Tenant's obligations and liabilities under this Article 50 shall continue so long as the Landlord remains, or is alleged to remain, liable or responsible for any Spills of Hazardous or Toxic Substances at, on or under the Leased Premises. Should any Federal, State, County or Municipal or other local agency or bureau determine that a clean-up of the Leased Premises (or any portion thereof) must be prepared or undertaken with respect to a Spill, then the Tenant shall, at the Tenant's sole cost and expense, prepare and submit the required plans and financial assurances, if any, carry out those approved plans at the Tenant's sole cost and expense and otherwise take all such action, at the Tenant's sole cost and expense, as shall be required to remediate the Leased Premises as required by law.

50.2 The Tenant shall promptly submit to the Landlord all documentation and correspondence provided to the EPA, DEC, OSHA, SDOH, DOL, DEP, CDOH, HPD or any successor agencies pursuant to any present or future Federal, State, County, Municipal or other law or regulation governing Hazardous or Toxic Substances, including the federal Worker and Community Right to Know Act, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the federal Resource Conservation and Recovery Act ("RCRA") or any similar Federal, State, County, Municipal or other act now or hereinafter promulgated and any regulations with respect thereto. The Tenant shall promptly supply to the Landlord copies of all reports, notices and other written information made or received by the Tenant relating to any Hazardous or Toxic Substance discharge at the Leased Premises. Any Hazardous or Toxic Spill reports that are required by law to be furnished by the Tenant to the EPA, DEC, OSHA, SDOH, DOL, DEP, CDOH, HPD or any other similar agency or municipality shall be simultaneously furnished in full to the Landlord.

50.3 If any law shall be hereafter enacted which would require any report or clean-up of the Demised Premises prior to the Tenant's subletting the Demised Premises (or any substantial portion of the Demised Premises) or assigning this Lease, then the Tenant shall, at the Tenant's sole cost and expense, comply therewith and the same shall be a condition precedent to any such subletting and assignment. In addition, if the EPA, DEC or similar or related such Federal, State, County or Municipal or other local agency or entity shall require any financial indemnities or assurances prior to such subletting or assignment, then the Tenant shall supply the same at its sole cost and expense. Tenant recognizes that the Demised Premises may contain Hazardous or Toxic Substances, including lead paint and asbestos containing materials.

50.4 If the Tenant shall receive any notice from the EPA, DEC, OSHA, SDOH, DOL, DEP, CDOH, HPD or other Federal, State, County, Municipal or other agency (existing now or created in the future) requiring the Tenant or the Landlord to clean-up any Spill or remedy any actual or alleged Hazardous or Toxic Substances condition on, in, under or at the Leased Premises, the Tenant shall fully and timely comply therewith, at its sole cost and expense, and shall promptly supply the Landlord with written and clear proof of such full compliance. It is the intention of this Article 50 that the Tenant shall have all of the responsibilities of and with respect to the Demised Premises as if the Tenant were the sole owner in fee thereof. The provisions of this Article 50 shall survive the expiration or early termination of this Lease.

50.5 If the Landlord shall be required to expend or incur any fees or expenses (including reasonable counsel and expert witness fees, costs and disbursements) under or with respect to this Article 50, then the same may (at the Landlord's option) be collected as additional rent from the Tenant, and the Landlord shall also be entitled to receive its counsel and expert witness fees, costs and disbursements in connection with any suit to recover any such reasonable counsel and expert witness fees, costs and disbursements, additional rent, costs and expenses.

50.6 For purposes of this Article 50, "Hazardous or Toxic Substances" shall include (i) all substances that are subject to or listed or described in or pursuant to either CERCLA or RCRA or both, or any similar or successor federal, state or local law, on the date hereof and from time to time hereafter and (ii) crude oil, gasoline, any product of the fractional distillation of crude oil, polychlorinated biphenyls, any asbestos-containing material and any lead-containing material (including paint, piping and solder), but shall exclude any such substances and materials introduced into the Leased Premises by Landlord, its employees or agents or tenants/licensees (other than Tenant).

ARTICLE 51 - MISCELLANEOUS

51.1 There shall be no waiver, modification, amendment, termination, surrender or other change in this Lease *except* in accordance with the express terms of this Lease or by an agreement in writing signed and delivered by the party to be charged.

51.2 The submission by the Landlord to Tenant of this Lease in unsigned form shall be deemed submission solely for Tenant's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights or impose any obligations upon Tenant, irrespective of any reliance thereon, change of position or partial performance. The submission by the Landlord of this Lease for execution by Tenant and the actual execution and delivery thereof by Tenant to the Landlord shall similarly have no binding force and effect on the Landlord or Tenant unless and until the Landlord shall have executed this Lease and a counterpart thereof shall have been delivered to Tenant. This Lease and any surrender, amendment, change, waiver or modification hereof shall not be binding and effective unless in writing and such writing is fully signed, acknowledged and unconditionally exchanged and delivered by and between the parties hereto.

51.3 This Lease and the other documents incidental hereto shall be construed without regard to any presumption or other rule requiring construction against the party causing such instrument to be drafted. The terms "hereby", "hereof", "hereto", "hereunder" and any similar terms, as used in this Lease, refer to this Lease in its entirety and not only to the particular portion of this Lease where the term is used. The word "Person" shall mean any natural person, partnership, limited liability company, limited liability partnership, corporation, trust, government and any other form of business or legal entity. The rule of *ejusdem generis* shall not be applicable herein to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

51.4 Landlord and Tenant will treat this Lease as confidential, and neither of them will disclose the contents of this Lease to any Person, *except* (i) as permitted by Section 29.1 hereof, (ii) as may be required by law, (iii) as may be necessary or appropriate to carry out

the intent and purposes hereof and (iv) as may be reasonably required by a fee mortgagee or other lender to Tenant or Landlord. The Tenant consents that information as to this Lease, any prospective assignee of the Tenant or any proposed sublessee of the entire Demised Premises and the credit of the Tenant and any Person controlling the Tenant, all to the extent known by the Landlord, may be made available to any prospective successor of the Landlord hereunder other than a competitor of Tenant, provided that such prospective successor shall likewise agree in writing to maintain the confidentiality of such information.

51.5 The Landlord and Tenant each represents and warrants that the execution, delivery and performance of this Lease by it has been duly authorized by its board of directors or general partners or members as required by law or by its certificate of incorporation and by-laws or partnership agreement or operating agreement and that the execution, delivery and performance of this Lease does not and will not violate or conflict with any agreement, instrument, order or judgment to which it is a party or by which it is bound.

51.6 In the event this Lease is placed in the hands of the Landlord's counsel for the collection of any amount payable hereunder, or for the enforcement of any of the provisions hereof, the Tenant agrees to pay all reasonable costs, including the reasonable fees, costs and disbursements of counsel and other experts associated therewith incurred by the Landlord, either with or without the institution of an action, in addition to all costs, disbursements and allowances provided by law, all such costs to be paid upon demand, together with Interest.

51.7 This Lease may be signed in one or more counterparts, and all such counterparts shall constitute one Lease binding on both of the parties notwithstanding that both of the parties are not signatories to the original or the same counterpart.

51.8 Each party to this Lease will, at the request of the other, sign and deliver to such other party all further instruments and documents as such other party may reasonably request in order to consummate and perfect the transactions contemplated by this Lease.

51.9 The express acceptance by the Landlord of a payment or performance of any obligation of this Lease by the Tenant in a manner or amount different from that prescribed herein as constituting satisfaction thereof by Tenant shall satisfy the obligation of the Tenant for that payment or performance only, and shall not obligate or be construed to obligate the Landlord to accept any subsequent like payment or performance unless the subject of an understanding qualifying under Section 51.1 as a waiver, change, modification or discharge of the provisions hereof.

51.10 No act of the Landlord shall be construed as an election to proceed under any one provision of this Lease or of the applicable statutes of the State of New York to the exclusion of any other such provision, anything herein or otherwise to the contrary notwithstanding.

51.11 In any case, no shareholder, director or officer or member of the Landlord or Tenant shall have any personal liability under, arising out of or in connection with this Lease or the transactions contemplated hereby.

51.12 Without the prior written consent of the Landlord, the Tenant will not mention the Landlord in any solicitation document or other written offer, including any offering memorandum, *except* for such mention as may be required by law or as is reasonable or customary in the operation of the Demised Premises or the conduct of the business affairs of the Tenant. The Tenant will not name the Demised Premises with any name or designation which includes the name under which the Landlord signed this Lease or any part thereof.

51.13 This Lease shall be governed by and construed in accordance with the internal substantive laws of the State of New York (without regard to conflict of laws principles) as to all matters, including matters of validity, construction, effect, performance and remedies.

51.14 Tenant will give prompt notice to Landlord of any change in the name, address or fiscal year of Tenant. Tenant hereby confirms that its fiscal year is the year ending September 30.

IN WITNESS WHEREOF, the parties hereto have duly signed and delivered this Lease as of the day and year first above written.

OVERTIME PROPERTIES LLC,
Landlord

By: Lisa A. Kleinow, as trustee under an indenture of Charles D. Kleinow dated December 2, 1997 for the benefit of Derek C. Kleinow

Lisa A. Kleinow

Lisa Kleinow, Trustee

TECHNICAL CAREER INSTITUTES, INC.,
Tenant

By Thomas M. Coleman

Name: THOMAS M. COLEMAN
Title: PRESIDENT

753254-9

Index of Defined Terms

Affiliate . . . . 12.2(b)
Bankruptcy Laws 14.1
Building Equipment . . . . 42.2(b)
CDOH 50.1
CEQR 44.1
CERCLA 50.2
DEC 50.1
DEP 50.1
Demised Premises . . . . 1.1 and 42.2(a)
Depositary 11.8
SDOH 50.1
DOL 50.1
EPA 50.1
Events of Default 15.1
Expiration Date 1.1
Federal Funds Rate . . . . 42.2(j)
Fixed Net Rent 2.1
Hazardous or Toxic Substances 50.6
HPD 50.1
Improvements . . . . 42.2(c)
including 42.5
Institutional . . . . 42.2(c)
Interest . . . . 42.2(j)
Leased Premises . . . . 1.1 and 42.2(a)
LPL 44.1
NEPA 44.1
NHPA 44.1
notices . . . . 28.2(b) and 43.1
OSHA 50.1
Permitted Encumbrances 1.1
Person 51.3
RCRA 50.2
Renewal Notice 30.2
Renewal Option 30.1
Renewal Term 30.1
SEQRA 44.1
SHPA 44.1
Spill 50.1
Term . . . . 1.1 and 42.1
Term of this Lease 42.1

SCHEDULE "A"

DESCRIPTION OF REAL PROPERTY

All that certain plot, piece or parcel of land lying and being in the County of New York, City and State of New York, bounded and described as follows:

Block 754, Lot 51

SCHEDULE "B"

PERMITTED ENCUMBRANCES

(a) **Leases and Tenancies**. Any leases, tenancies or occupancies, Tenant having been the owner of the Demised Premises immediately prior to the commencement of the Term of this Lease.

(b) **Violations**. Any and all notices, orders or violations of any city, county, state, or federal office, department or authority having or purporting to have jurisdiction, now or hereafter filed against or affecting the Demised Premises or the Improvements or any part thereof, or now or hereafter a lien thereon or noted in the records of any such office, department or authority.

(c) **Licenses**. Licenses and easements of record as of the date of this Lease, if any, for public utilities.

(d) **Covenants**. Covenants and restrictions of record, if any, and still in force.

(e) **Encroachments**. Encroachments or projections upon any street or road of any stoops, areas, gratings, steps, windows, balconies, ornamental stone, tile, brick or terra cotta work, eaves, trim and cornices, and the like.

(f) **Variations**. Variations, if any, between fences, retaining walls, and the like, and the lines of record title.

(g) **Zoning Ordinances**. Zoning and planning (and the like) ordinances and restrictions and amendments thereof and additions thereto now or

hereafter in force or effect so far as the same may affect the Demised Premises or the Improvements or any part thereof.

(h) **Assessments**. Any and all assessments for real estate taxes which may on or after the date hereof be assessed, levied, imposed or confirmed against or become a lien upon the Demised Premises or the Improvements or any part thereof.

(i) **Vaults and Structures**. The rights, if any, of the City of New York with respect to vaults under the sidewalks beyond the building line; and consents by any former owner of the Demised Premises or the Improvements for the erection of any structure or structures on, under or above any streets or roads in front of or adjoining the Demised Premises or the Improvements.

(j) **Party Walls**. Party walls and party wall agreements, if any.

(k) **Tenant Liens**. Any lien, encumbrance, charge or other matter which any lessee, tenant or occupant of space in the Premises is by the terms of such Person's lease or occupancy agreement or by law required to discharge, remove or comply with.

(l) **Landmark Designation**. The effect of (i) any designation of the Demised Premises or the Improvements as a landmark; (ii) the establishment of the area wherein the Demised Premises and the Improvements are located as a historic district or (iii) the listing of the Demised Premises or the Improvements or the improvements thereon in the National Register of Historic Sites, Buildings and Structures maintained by the Secretary of the Interior of the United States.

(m) **Other Matters**. Any additional matters set forth in or under the description of the Land in Schedule A.